  As filed with the Securities and Exchange Commission on December 10, 1997.

                                                   REGISTRATION NO.  333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            COMPASS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                            6711                         63-0593897
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                              15 SOUTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35223
                                 (205) 933-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          --------------------------

                            JERRY W. POWELL, ESQUIRE
                                GENERAL COUNSEL
                            COMPASS BANCSHARES, INC.
                              15 SOUTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35233
                                 (205) 933-3960
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          --------------------------

        Approximate date of commencement of proposed sale to the public:
             As soon as practicable following the effective date
                        of this Registration Statement

                          --------------------------

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                          --------------------------

                        CALCULATION OF REGISTRATION FEE

      Title of each class          Amount to         Proposed            Proposed        Amount of
         of securities                 be        maximum offering   maximum aggregate   registration
       to be registered          registered (1)   price per share   offering price (3)      fee
----------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value          350,000           (2)            $4,531,559         $1,374
----------------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares anticipated to be issued pursuant to an Agreement and Plan of Merger dated as of September 25, 1997 between the Registrant and First University Corporation. The actual number of shares to be issued may vary depending on the closing sales prices of Compass Bancshares, Inc. common stock over a specified period.

(2)  Not applicable.
(3) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of September 30, 1997 of the securities to be received by the Registrant in exchange for the securities registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            COMPASS BANCSHARES, INC.

                      ____________________________________

                             CROSS REFERENCE SHEET

                   (Pursuant to Item 501(b) of Regulation S-K
                       and Item 1 of Part I of Form S-4)

                   S-4 Item Number and Heading                              Location of Proxy Statement/Prospectus Heading
------------------------------------------------------------------------------------------------------------------------------------

A.  Information About the Transaction

    1.  Forepart of Registration Statement and Outside Front       Forepart of Registration Statement; Outside Front Cover Page of
        Cover Page of Prospectus                                   Prospectus

    2.  Inside Front and Outside Back Cover Pages of               Table of Contents; Available Information; Incorporation of
        Prospectus                                                 Certain Documents by Reference; Introduction

    3.  Risk Factors, Ratio of Earnings to Fixed Charges and       Introduction; Summary; Risk Factors; Selected Financial Data;
        Other Information                                          Market Prices; The Merger; Supervision and Regulation; Index to
                                                                   Financial Statements of First University

    4.  Terms of the Transaction                                   Forepart of Registration Statement; Introduction; Summary; The
                                                                   Merger; Description of Compass Common and Preferred Stock;
                                                                   Comparison of Rights of Shareholders of First University and
                                                                   Compass; Information About Compass; Appendix I and Appendix II

    5.  Pro Forma Financial Information                            Selected Financial Data

    6.  Material Contacts with the First University                Summary; Recommendation of Board of Directors; The Merger;
        Being Acquired                                             Information About First University

    7.  Additional Information Required for Reoffering by          Not Applicable
        Persons and Parties Deemed to be Underwriters

    8.  Interests of Named Experts and Counsel                     Relationships with Independent Accountants; Experts; Legal
                                                                   Opinions

    9.  Disclosure of Commission Position on Indemnification for   Indemnification
        Securities Act Liabilities

B.  Information About the Registrant

   10.  Information With Respect to S-3 Registrants                Available Information; Incorporation of Certain Documents by
                                                                   Reference; Summary; Selected Financial Data; Market Prices;
                                                                   Information About Compass

   11.  Incorporation of Certain Information by Reference          Incorporation of Certain Documents by Reference; Information
                                                                   About Compass

   12.  Information With Respect to S-2 or S-3 Registrants         Not Applicable

   13.  Incorporation of Certain Information by Reference          Not Applicable

   14.  Information With Respect to Registrants Other Than S-2     Not Applicable
        or S-3 Registrants

C.  Information About the Company Being Acquired

   15.  Information With Respect to S-3 Companies                  Not Applicable

   16.  Information With Respect to S-2 or S-3 Companies           Not Applicable

   17.  Information With Respect to Companies Other Than S-2 or    Introduction; Summary; The Merger; Selected Financial Data;
        S-3 Companies                                              Market Prices; Information About First University; Comparison of
                                                                   Rights of Stockholders of First University and Compass; Index to
                                                                   Financial Statements of First University

D.  Voting and Management Information

   18.  Information if Proxies, Consents or Authorizations         The Proxy Card; Incorporation of Certain Documents by Reference;
        Are to be Solicited                                        Introduction; Summary; The Merger; Information About Compass;
                                                                   Information About First University; Relationships with
                                                                   Independent Accountants; Experts; Appendix II

   19.  Information if Proxies, Consents or Authorizations Are     Not Applicable
        Not to be Solicited, or in an Exchange Offer


FIRST UNIVERSITY CORPORATION                            COMPASS BANCSHARES, INC.

                           PROXY STATEMENT/PROSPECTUS

     Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 350,000 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of First University Corporation, a Texas corporation ("First University"), with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

     This Proxy Statement/Prospectus constitutes the proxy statement of First University relating to the solicitation of proxies for use at the special meeting of shareholders of First University (the "Meeting") scheduled to be held on ________, January ___, 1998, at ____ p.m., Central Time, at the offices of West University Bank, National Association, a national banking association and wholly-owned subsidiary of First University (the "Bank"), located at 3633 Rice Boulevard, Houston, Texas, and any adjournments thereof. At the Meeting, the shareholders of First University will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of September 25, 1997, as amended, by and between Compass and First University (the "Merger Agreement") providing for, among other things, the merger of First University with and into Compass Texas and, in connection therewith, the receipt by First University shareholders of Compass Common Stock.

     As more fully described herein, the Merger Agreement provides for the holders of First University common stock, par value $1.00 per share ("First University Common Stock"), at the effective time of the Merger (the "Effective Time"), to receive aggregate merger consideration of 350,000 shares of Compass Common Stock. Assuming that there will be 262,614 shares of First University Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of First University (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 1.3328 shares of Compass Common Stock for each share of First University Common Stock held.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 350,000.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding First University Common Stock and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY-- SHAREHOLDER VOTES REQUIRED; CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be issued to the holders of First University Common Stock in the Merger. Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On December ___, 1997, the last reported sale price per share of Compass Common Stock was $_______. No active public trading market exists for First University Common Stock. SEE "RESALE OF COMPASS STOCK."

   THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE
      MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information concerning Compass and Compass Texas has been furnished by Compass, and all information concerning First University and the Bank has been furnished by First University.

        FIRST UNIVERSITY SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
         CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS" ON PAGE 11.

     The date of this Proxy Statement/Prospectus is _____________, 1997 and this Proxy Statement/Prospectus is first being mailed or delivered to First University shareholders on or about _____________, 1997.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................   1

PROXY STATEMENT/PROSPECTUS.........................................   3

INTRODUCTION.......................................................   3

SUMMARY............................................................   5
    Parties to the Merger..........................................   5
    Merger.........................................................   7
    Reasons for the Merger; Recommendation of Boards of Directors..   8
    The Meeting....................................................   9
    Record Date....................................................   9
    Shareholder Votes Required.....................................   9
    Dissenters' Rights.............................................   9
    Conditions to Consummation and Regulatory Approvals............   9
    Federal Income Tax Consequences................................  10
    Accounting Treatment...........................................  10

RISK FACTORS.......................................................  11

SELECTED FINANCIAL DATA............................................  13

MARKET PRICES......................................................  15

THE MERGER.........................................................  16
    General........................................................  16
    Background and Reasons for the Merger..........................  17
    Operations after the Mergers...................................  18
    Other Terms and Conditions.....................................  18
    No Solicitation................................................  20
    Additional Agreements..........................................  20
    Business Pending Effective Time................................  21
    Amendment......................................................  21
    Termination....................................................  22
    Exchange of Shares.............................................  22
    Dissenters' Rights.............................................  23
    Federal Income Tax Consequences................................  25
    Government Approvals...........................................  26
    Accounting Treatment...........................................  26

SUPERVISION AND REGULATION.........................................  27
    General........................................................  27
    Compass, Compass Banks of Texas and
       Compass Bancorporation......................................  27
    The Subsidiary Banks...........................................  29
    Other..........................................................  29

DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK..................  31
    Compass Common Stock...........................................  31
    Dividends......................................................  31
    Preemptive Rights..............................................  31
    Voting Rights..................................................  32
    Liquidation....................................................  32
    Compass Preferred Stock........................................  32

COMPARISON OF RIGHTS OF SHAREHOLDERS OF
    First University and Compass...................................  33
    Charter and Bylaw Provisions Affecting Compass Stock...........  33
    Certain Differences Between the Corporation Laws of
      Texas and Delaware and Corresponding Charter
      and Bylaw Provisions.........................................  33
    Mergers........................................................  33
    Appraisal Rights...............................................  34
    Special Meetings...............................................  34
    Actions Without a Meeting......................................  35
    Election of Directors..........................................  35
    Voting on Other Matters........................................  35
    Preemptive Rights..............................................  36
    Dividends......................................................  36
    Liquidation Rights.............................................  36
    Limitation of Liability and Indemnification....................  36
    Removal of Directors...........................................  37
    Inspection of Books and Records................................  38
    Antitakeover Provisions........................................  38

RESALE OF COMPASS STOCK............................................  38

INFORMATION ABOUT COMPASS..........................................  39
    Incorporation of Certain Documents by Reference................  39
    Interests of Certain Persons...................................  39

INFORMATION ABOUT FIRST UNIVERSITY.................................  39
    Services, Employees and Properties.............................  39
    Competition....................................................  39
    Legal Proceedings..............................................  40
    Market Price and Dividends.....................................  40
    Beneficial Ownership of First University Common Stock
      by First University Management and Principal Shareholders....  40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION  AND RESULTS OF OPERATIONS OF FIRST UNIVERSITY..........  43
    Results of Operations..........................................  43
    General........................................................  43
    Net Interest Income............................................  43
    Provision for Loan Losses......................................  48
    Non-interest Income............................................  48
    Non-interest Expense...........................................  48
    Federal Income Taxes...........................................  49
    Capital Resources, Liquidity and Financial Condition...........  49
    Capital Resources..............................................  49
    Liquidity......................................................  50
    Interest Rate Sensitivity......................................  50
    Investment Securities..........................................  53
    Deposits.......................................................  54
    Loans..........................................................  55
    Allowance for Loan Losses and Risk Elements....................  55
    Nonaccrual, Past Due and Restructured Loans....................  57
    Return on Equity and Assets....................................  57

RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS.........................  58

EXPERTS............................................................  58

LEGAL OPINIONS.....................................................  58

INDEMNIFICATION....................................................  58

OTHER MATTERS......................................................  59

                             AVAILABLE INFORMATION

     Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, the Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

     Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF FIRST UNIVERSITY COMMON STOCK, WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY DECEMBER ___, 1997.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Compass with the Commission are incorporated herein by reference:

     (i) Compass' Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-6032);

     (ii) Compass' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-6032);

     (iii) Compass' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 0-6032);

     (iv) Compass' Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 0-6032);

     (v) Compass' Proxy Statement dated March 21, 1997, relating to its annual meeting of shareholders held on April 21, 1997 (File No. 0-6032); and

     (vi) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982 (File No. 0-6032).

     All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Texas, First University or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Texas, First University, the Bank or their respective affiliates since the date of this Proxy Statement/Prospectus.

                          PROXY STATEMENT/PROSPECTUS

                                 INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of First University Corporation, a Texas corporation ("First University"), for use at the special meeting of First University shareholders to be held at the time and place set forth in the foregoing notice and at any adjournments thereof (the "Meeting"). This Proxy Statement/Prospectus is also a prospectus for the shares of Compass Bancshares, Inc. ("Compass") $2.00 par value common stock ("Compass Common Stock") to be issued in connection with the merger (the "Merger") of First University with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

     The following proposals will be considered and voted upon at the Meeting:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of September 25, 1997, as amended, by and between Compass and First University (the "Merger Agreement"), pursuant to which First University will be merged with and into Compass Texas; and

     (2) To consider and transact such other business as may properly come before the Meeting.

     The Board of Directors of First University has fixed _______________, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, First University had 5,000,000 shares of common stock, $1.00 par value per share ("First University Common Stock"), authorized, of which 262,614 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $1.00 par value per share, authorized, none of which were issued or outstanding. As of the Record Date, the First University Common Stock was held of record by 186 persons or entities. Each share of First University Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of First University Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of First University Common Stock is required for approval of the Merger. FIRST UNIVERSITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SUMMARY--RECORD DATE"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     The directors and executive officers of First University (and certain of their spouses and related interests) owning or otherwise controlling the right to vote 177,777 shares of First University Common Stock, comprising approximately 67.7% of the total shares of First University Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement, to vote their shares in favor of the Merger. Therefore, it is virtually assured that the Merger will be approved at the Meeting. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER-- ADDITIONAL AGREEMENTS"; AND "INFORMATION ABOUT FIRST UNIVERSITY--BENEFICIAL OWNERSHIP OF FIRST UNIVERSITY COMMON STOCK BY FIRST UNIVERSITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     Proxies in the form enclosed are solicited by First University's Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Merger. At present, First University's Board of Directors knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of First University's Board of

Directors pursuant to the discretionary authority conferred by the proxy. SEE "OTHER MATTERS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

     A proxy may be revoked at any time prior to its exercise by filing, at First University's principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of First University, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of First University Common Stock held of record by such persons, and First University may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

     Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of First University Common Stock held of record by them, and First University will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

     Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. First University's principal executive offices are located at 3633 Rice Boulevard, Houston, Texas 77005, and its telephone number is (713) 664-1020.

                                    SUMMARY

     The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. All share and per share information in this Proxy Statement/Prospectus for Compass has been adjusted to reflect a three-for-two stock split of the Compass Common Stock effected on April 1, 1997 for the Compass shareholders of record on March 17, 1997. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

PARTIES TO THE MERGER

     Compass. Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily banks located in Alabama, Texas and Florida.

     Compass owns Compass Bank ("Compass Bank-Alabama"), an Alabama state bank headquartered in Birmingham, Alabama, and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. Compass Bank-Alabama conducts a general, full-service commercial and consumer banking business through 88 banking offices located in 45 communities in Alabama and 34 banking offices in Florida. Compass Bank-Alabama also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank-Alabama.

     Compass Banks of Texas, Inc. ("Compass Banks of Texas") is a Delaware corporation and wholly-owned subsidiary of Compass. Compass Banks of Texas and its wholly-owned subsidiary, Compass Bancorporation of Texas Inc. ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank ("Compass Bank-Texas"), a Texas state bank and wholly-owned indirect subsidiary of Compass headquartered in Houston, Texas; and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. These wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 42 banking offices in Houston, Texas, 24 banking offices in the Dallas-Ft. Worth area, 16 banking offices in San Antonio, Texas, 8 banking offices in Austin, Texas and 8 banking offices in Central and East Texas.

     During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. In 1996, Compass acquired Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Post Oak Bank located in Houston, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank located in Belton, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Probank, located in The Woodlands, Texas; the San Antonio, Texas branches of Coastal Banc ssb; Texas American Bank located in San Antonio, Texas; and CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida. In 1997, Compass acquired Horizon Bancorp, Inc. and its subsidiary, Horizon Bank & Trust, ssb, located in Austin, Texas; Enterprise National Bank of Jacksonville, located in Jacksonville, Florida; the

Crosby, Texas branch of Bank One, Texas, National Association; Greater Brazos Valley Bancorp, Inc. and its subsidiary, Commerce National Bank, located in College Station, Texas; and Central Texas Bancorp, Inc. and its subsidiary, The Texas National Bank of Waco, located in Waco, Texas. The Merger and the proposed acquisition of Fidelity Resources Company and its subsidiary, Fidelity Bank, National Association, located in University Park, Texas; and G.S.B. Investments, Inc. and its subsidiary, Gainesville State Bank located in Gainesville, Florida are the only announced acquisitions which are pending.

     On September 30, 1997, Compass and its subsidiaries had consolidated assets of $12.9 billion, consolidated deposits of $9.6 billion, and total shareholders' equity of $935 million. Of Compass' $12.9 billion of consolidated assets, $5.1 billion are held in Texas. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS".

     First University and the Bank. West University Bank, National Association (the "Bank") was chartered in 1975 as First National Bank of West University Place and adopted its present name in August 1987. First University currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. First University derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to First University. First University is subject to regulation by the Federal Reserve.

     The Bank is an independent community bank located in Houston, Texas. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including commercial, consumer and real estate loans. The Bank also offers safe deposit boxes, a night deposit facility, motor bank, wire transfers and automated teller machine ("ATM") cards.

     The Bank's main office is located at 3633 Rice Boulevard, Houston, Texas. The Bank has one full-service branch located at 2401 University and one motor bank branch location at 5275 Buffalo Speedway.

     The Bank considers its service area to be the area encompassing the West University and Medical Center areas of Harris County, Texas. The activities in which the Bank engages are competitive. Each activity engaged in by the Bank involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

     On September 30, 1997, First University had total assets of $65.7 million, total deposits of $60.8 million, and total shareholders' equity of $4.5 million. SEE "SELECTED FINANCIAL DATA"; "INFORMATION ABOUT FIRST UNIVERSITY"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST UNIVERSITY"; AND FINANCIAL STATEMENTS OF FIRST UNIVERSITY.

THE MERGER

     The Merger Agreement provides that each share of First University's common stock, par value $1.00 per share ("First University Common Stock"), issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger ("Common Shares Outstanding"), other than dissenting shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") in the form of shares of Compass Common Stock to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share. As Merger Consideration, Compass agrees to issue an aggregate number of shares of Compass Common Stock equal to the greater of (i) 350,000 or (ii) the quotient of $10,500,000 divided by the average closing sale price (the "Share Determination Market Value") of the Compass Common Stock reported by the NASDAQ National Market System for the twenty days of trading preceding the fifth business day prior to the date upon which Compass notifies First University in writing of its proposed date for consummation of the Merger ("Closing Notification"). In the event the Share Determination Market Value is less than $30.00 per share, Compass may terminate the Merger Agreement ("Pricing Termination Option") by written notice to First University within four business days from the date of Closing Notification. In the event Compass exercises its Pricing Termination Option and First University fails to reject such termination of the Merger Agreement by Compass ("Termination Rejection Option"), the Merger Agreement shall be terminated and Compass shall pay to First University an amount in cash equal to the lesser of
(i) $50,000 or (ii) one-half of First University's out-of-pocket third party expenses incurred in connection with the Merger ("Transaction Expenses"). In the event First University exercises its Termination Rejection Option, (i) the number of new shares to be issued by Compass as aggregate Merger Consideration shall be 350,000 shares of Compass Common Stock, and (ii) Compass shall have no obligation to pay the Transaction Expenses.

     Any decision by the Board of Directors of First University regarding whether to exercise its Termination Rejection Option will be made in its sole discretion and could result in either (i) First University shareholders receiving Merger Consideration with an aggregate market value of less than $10,500,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of First University does not elect to exercise its Termination Rejection Option, the Merger Agreement will terminate, in which event First University shareholders would not receive any Merger Consideration but would retain their First University Common Stock.

     Assuming that there will be 262,614 shares of First University Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of First University (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 1.3328 shares of Compass Common Stock for each share of First University Common Stock held.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 350,000.

     Compass Texas will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass Texas at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass intends that the Bank's personnel will remain following the Merger. Compass and First University presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Texas (the "Subsequent Merger"), subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former main banking facility and branches of the Bank will become branches of Compass Bank-Texas. SEE "THE MERGER--GENERAL"; AND "INFORMATION ABOUT FIRST UNIVERSITY".

     The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by First University shareholders in the Merger will be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment occurs prior to the Effective Time. SEE "INTRODUCTION"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     The Merger Agreement was the result of arm's-length negotiations between representatives of First University and Compass. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER".

REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

     At a meeting of the First University Board held on September 19, 1997, after considering the terms and conditions of the Merger Agreement and obtaining the advice of its counsel, the First University Board unanimously approved the Merger Agreement. The First University Board believes that the Merger is advisable and in the best interests of First University and its shareholders. The First University Board recommends that First University shareholders vote in favor of the adoption of the Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the First University Board in making its recommendations, see "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER."

     Consummation of the Merger offers the holders of First University Common Stock the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Texas, but which is not dependent solely upon the economic conditions of the Houston metropolitan area of Texas. Compass Common Stock is publicly traded and has a history of paying dividends. First University's Board of Directors anticipates that the Merger and the Bank Merger will expand the banking products and services offered to First University's customers and community and will enable First University's facilities to compete more effectively among banks and non-bank financial institutions. As part of a much larger holding company, First University's facilities will be provided with specialized staff resources in accounting, auditing, investment, trust management, loan review, marketing, data processing and electronic funds transfer services.

     For the reasons set forth above, the First University Board of Directors believes the Merger to be in the best interests of First University's shareholders. FIRST UNIVERSITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST UNIVERSITY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof subject to approval of First University shareholders and the satisfaction of certain other conditions. SEE "INTRODUCTION"; SEE "SUMMARY-- PARTIES TO THE MERGER"; "SUMMARY--THE MERGER"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS"; "INFORMATION ABOUT COMPASS"; AND "INFORMATION ABOUT FIRST UNIVERSITY".

THE MEETING

     The Meeting will be held on _________, January ___, 1998 at _______ p.m., Central time, at the offices of the Bank located at 3633 Rice Boulevard, Houston, Texas 77005, for the purpose of approving, ratifying, confirming and adopting the Merger Agreement.

RECORD DATE

     The Record Date has been set by First University's Board of Directors as the close of business on ______________, 1997. Only holders of First University Common Stock as of such date will be entitled to vote at the Meeting. SEE "INTRODUCTION".

SHAREHOLDER VOTES REQUIRED

     The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the shares of First University Common Stock issued and outstanding and entitled to vote at the Meeting.

     The directors and executive officers of First University (and certain of their spouses and related interests) owning or otherwise controlling the right to vote 177,777 shares of First University Common Stock, comprising approximately 67.7% of the total shares of First University Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement, to vote their shares in favor of the Merger. Therefore, it is virtually assured that the Merger will be approved at the Meeting.

     Compass Texas has 10,000 shares of common stock, par value $.01 per share, issued and outstanding, all of which are owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by Delaware General Corporation Law ("GCL"). SEE "THE MERGER--GENERAL".

DISSENTERS' RIGHTS

     Holders of First University Common Stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act ("TBCA"), will be entitled to exercise dissenters' rights. SEE "THE MERGER-- DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX II.

CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS

     Consummation of the Merger is subject to approval by the shareholders of First University, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank-Texas is subject to approval by the Federal Reserve and the Banking Commissioner of Texas (the "Commissioner"). It is expected that the Federal Reserve and the Commissioner will issue their respective approvals of the Merger and the Subsequent Merger.

     An application under the BHC Act was filed in respect of the Merger with the Federal Reserve on November 3, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the United States Department of Justice (the "Justice Department"), pursuant to the BHC Act, may bring an action opposing the Merger.

     An application was filed with the Federal Reserve in respect of the Subsequent Merger on November 3, 1997. The Federal Reserve approval in respect of the Subsequent Merger is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Merger.

     The Texas Finance Code allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on November 3, 1997. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

     The respective boards of directors of Compass and First University may terminate the Merger Agreement as a result of, among other things, pricing issues, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before February 28, 1998. SEE "SUMMARY--THE MERGER"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER--BUSINESS PENDING EFFECTIVE TIME"; "THE MERGER--AMENDMENT; TERMINATION"; "THE MERGER--GOVERNMENT
APPROVALS"; AND APPENDIX I.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Compass and Compass Texas, based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of First University Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of First University Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws. FIRST UNIVERSITY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES".

     Compass and First University expect to receive an opinion from Liddell, Sapp at the closing of the transaction contemplated by the Merger Agreement (the "Closing") that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS".

ACCOUNTING TREATMENT

     Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that, based on information provided to KPMG Peat Marwick LLP and assuming that the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER--ACCOUNTING TREATMENT".

                                  RISK FACTORS

     First University shareholders currently control First University through their ability to elect the Board of Directors of First University and vote on various matters affecting First University. The Merger will transfer control of First University from First University's shareholders to Compass. As of the Effective Time, the shareholders of First University will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the former shareholders of First University will no longer have the ability to control or influence the management policies of First University's operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

     Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. SEE "INFORMATION ABOUT FIRST UNIVERSITY--COMPETITION".

     In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock. SEE "MARKET PRICES".

     Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. First University's Articles of Incorporation and Bylaws do not contain similar restrictions, although under Texas law First University's shareholders may take action without a meeting only by unanimous written consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK" AND "INFORMATION ABOUT COMPASS-RECENT DEVELOPMENTS".

       In the event the Share Determination Market Value is less than $30.00 per share, Compass may terminate the Merger Agreement by exercising its Pricing Termination Option. In the event Compass exercises its Pricing Termination Option and First University fails to reject such termination of the Merger Agreement by Compass by exercising First University's Termination Rejection Option, the Merger Agreement shall be terminated and Compass shall pay to First University an amount in cash equal to the lesser of (i) $50,000 or (ii) one-half of First University's Transaction Expenses. In the event First University exercises its Termination Rejection Option, (i) the number of new shares to be issued by Compass as aggregate Merger Consideration shall be 350,000 shares of Compass Common Stock, and (ii) Compass shall have no obligation to pay the Transaction Expenses.

     Any decision by the Board of Directors of First University regarding whether to exercise its Termination Rejection Option will be made in its sole discretion and could result in either (i) First University shareholders receiving Merger Consideration with an aggregate market value of less than $10,500,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of First University does not elect to exercise its Termination Rejection Option, the Merger Agreement will terminate, in which event First University shareholders would not receive any Merger Consideration but would retain their First University Common Stock.

     In addition, since the market price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over a period of time, it is possible for the shareholders of First University to receive shares of Compass Common Stock with an aggregate market value less than $10,500,000 at the Effective Time of the Merger.

     SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass Common Stock.

                            SELECTED FINANCIAL DATA

     The following table summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of First University assuming that the Merger had been effective at the beginning of 1992. The historical data of First University as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 is derived from the audited financial statements of First University. The historical data of Compass as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (i) is derived from the audited financial statements of Compass, (ii) has been adjusted to reflect the three-for-two stock split effected on April 1, 1997 (the "Stock Split") except as noted below, and (iii) has not been restated to give effect to acquisitions consummated by Compass in 1997 accounted for under the pooling-of-interest method of accounting due to immateriality. The historical data of First University and Compass as of and for the nine months ended September 30, 1997, is derived from the unaudited financial statements of First University and Compass, respectively. In the opinion of management of Compass and First University, all adjustments considered necessary for a fair presentation have been included in the unaudited interim data. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1992, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                           AS OF AND FOR             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                             THE NINE
                           MONTHS ENDED                      AS OF AND FOR THE YEARS ENDED
                           SEPTEMBER 30,                             DECEMBER 31,
                         ----------------   ----------------------------------------------------------------
                                1997           1996          1995         1994         1993         1992
                         ----------------   -----------   -----------   ----------   ----------   ----------
TOTAL ASSETS
 Compass                      $12,912,549   $11,814,212   $10,678,369   $9,639,541   $7,807,964   $7,484,662
 First University                  65,683        63,527        60,331       60,855       61,646       60,456

TOTAL DEPOSITS
 Compass                        9,605,101     9,220,599     8,090,818    7,511,470    6,047,131    5,776,902
 First University                  60,838        59,029        55,811       56,028       57,687       57,100

LONG-TERM DEBT
 Compass                        1,109,154       701,470       590,044      494,327      333,332      209,404
 First University                      40            50            61           --           --           --

TOTAL SHAREHOLDERS'
EQUITY
 Compass                          934,542       803,062       737,463      637,877      584,995      538,217
 First University                   4,532         4,214         4,068        3,480        3,678        3,113

NET INTEREST INCOME
 Compass                          355,269       402,427       368,954      353,208      347,966      334,862
 First University                   2,220         2,841         3,035        2,895        2,603        2,622

NET INCOME FROM
CONTINUING OPERATIONS
 Compass                          113,817       128,927       114,225      105,439       97,161       81,215
 First University                     287           136           599          353          564          503

NET INCOME PER
COMMON SHARE FROM
CONTINUING OPERATIONS (1)
 Compass
  Historical                         1.71          2.13          1.88         1.74         1.58         1.32
  Pro Forma                          1.71          2.12          1.88         1.74         1.58         1.32
 First University
  Historical                         1.09          0.52          2.24         1.26         1.89         1.69
  Pro  Forma (2)                     2.28          2.83          2.51         2.32         2.11         1.76

                           AS OF AND FOR             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                             THE NINE
                           MONTHS ENDED                      AS OF AND FOR THE YEARS ENDED
                           SEPTEMBER 30,                             DECEMBER 31,
                         ----------------   ----------------------------------------------------------------
                                1997           1996          1995         1994         1993         1992
                         ----------------   -----------   -----------   ----------   ----------   ----------
CASH DIVIDENDS PER
COMMON SHARE
 Compass
   Historical                  0.71          0.85          0.75         0.61         0.51         0.45
   Pro Forma                   0.71          0.85          0.74         0.61         0.50         0.44
 First University
   Historical                    --            --            --           --           --           --
   Equivalent Pro
    Forma(2)                   0.95          1.13          0.99         0.81         0.67         0.59

SHAREHOLDERS' EQUITY
 (BOOK VALUE) PER
  COMMON SHARE
 Compass
  Historical (3)              14.18         13.21         12.19        10.61         9.74         8.59
  Pro Forma                   14.17         13.17         12.15        10.57         9.71         8.57
 First University
  Historical                  17.23         16.02         15.47        12.75        12.34        10.45
  Equivalent Pro
   Forma(2)                   18.89         17.55         16.19        14.09        12.94        11.42

WEIGHTED AVERAGE
 NUMBER OF SHARES
  OUTSTANDING
 Compass
  Historical                 66,512        60,557        60,770       60,480       60,465       59,976
  Pro Forma                  66,862        60,907        61,120       60,830       60,815       60,326
 First University
  Historical                    263           263           268          279          298          298

NUMBER OF COMMON
 SHARES OUTSTANDING
  AT END OF PERIOD
 Compass
  Historical (3)             65,925        40,525        40,325       40,096       40,050       39,983
  Pro Forma                  66,275        40,875        40,675       40,446       40,400       40,333
 First University
  Historical                    263           263           263          273          298          298

____________________

(1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

(2) First University's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of
    1.3328 based on a Share Determination Market Value of $_______, the average closing sale price of Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the fifth business day prior to_________________, 1997.

(3) For comparative purposes, book value per share for 1992-1996 has been restated to reflect the Stock Split while period-end shares outstanding has not been restated.

                                 MARKET PRICES

     Compass Common Stock is traded in the national over-the-counter securities market. Since July 1984, it has been quoted under the symbol "CBSS" on the NASDAQ National Market System.

     The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market System published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar and have been adjusted to reflect the Stock Split.

                    Compass Common
                        Stock
                  ------------------
Period              High      Low
----------------  --------  --------

1995
----------------
First Quarter       18 5/8    14 5/8
Second Quarter      19 1/2    17
Third Quarter       22        19
Fourth Quarter      22 1/4    20 3/8

1996
----------------
First Quarter       23 1/8    20 1/2
Second Quarter      23 3/4    21 1/2
Third Quarter       23 1/8    20 3/4
Fourth Quarter      26 1/2    23

1997
----------------
First Quarter       32 1/8    26
Second Quarter      37 1/4    29 1/8
Third Quarter       39 3/4    34 1/2
Fourth Quarter    _____     ______

     On September 24, 1997, the business day immediately preceding the announcement of the execution of the Merger Agreement, the last reported sale price for Compass Common Stock was $39 3/4. On December ___, 1997 the last reported sale price for Compass Common Stock was $_____. There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

     There is no active public trading market for First University Common Stock, although it is traded infrequently in private transactions about which First University's management has little reliable information regarding price.

                                   THE MERGER

     The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of First University are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides for the merger of First University with and into Compass Texas in accordance with the terms and conditions of the Merger Agreement. Compass Texas will be the surviving entity in the Merger and the separate existence of First University will cease. After the Effective Time, the officers and directors of Compass Texas will be the officers and directors of First University. Compass intends that the Bank's personnel will remain following the Merger. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "THE MERGER--OPERATIONS AFTER THE MERGER"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

     The Merger Agreement provides that each share of First University Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than dissenting shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive Merger Consideration in the form of shares of Compass Common Stock to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such share. As Merger Consideration, Compass agrees to issue an aggregate number of shares of Compass Common Stock equal to the greater of (i) 350,000 or (ii) the quotient of $10,500,000 divided by the Share Determination Market Value. In the event the Share Determination Market Value is less than $30.00 per share, Compass may terminate the Merger Agreement by written notice to First University within four business days from the date of Closing Notification. In the event Compass exercises its Pricing Termination Option and First University fails to reject such termination of the Merger Agreement by Compass by exercising First University's Termination Rejection Option, the Merger Agreement shall be deemed terminated and Compass shall pay to First University an amount in cash equal to the lesser of (i) $50,000 or (ii) one-half of First University's Transaction Expenses. In the event First University exercises its Termination Rejection Option, (i) the number of new shares to be issued by Compass as aggregate Merger Consideration shall be 350,000 share of Compass Common Stock, and (ii) Compass shall have no obligation to pay the Transaction Expenses.

     Any decision by the Board of Directors of First University regarding whether to exercise its Termination Rejection Option will be made in its sole discretion and could result in either (i) First University shareholders receiving Merger Consideration with an aggregate market value of less than $10,500,000, or (ii) the termination of the Merger Agreement. If the Board of Directors of First University does not elect to exercise its Termination Rejection Option, the Merger Agreement will terminate, in which event First University shareholders would not receive any Merger Consideration but would retain their First University Common Stock.

     Assuming that there will be 262,614 shares of First University Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of First University (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 1.3328 shares of Compass Common Stock for each share of First University Common Stock held.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 350,000.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

     The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment date occurs prior to the Effective Time. SEE "SUMMARY--THE MERGER"; "SUMMARY-- DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of First University Common Stock entitled to vote at the Meeting. The directors and executive officers of First University (and certain of their spouses and related interests) owning or otherwise controlling the right to vote 177,777 shares of First University Common Stock, comprising approximately 67.7% of the total shares of First University Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger. Therefore, it is virtually assured that the Merger will be approved at the Meeting. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     Compass Texas has 10,000 shares of common stock, $.01 par value per share, issued and outstanding, all of which is owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by the GCL. SEE "SUMMARY-- SHAREHOLDER VOTES REQUIRED".

     The Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, holders of First University Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Compass Common Stock and will no longer be owners of First University Common Stock. After the Effective Time, all certificates for First University Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE "SUMMARY-- DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

BACKGROUND AND REASONS FOR THE MERGER

     During 1996 and 1997 the Board of Directors for First University monitored developments in bank acquisitions in Texas along with developments in this regard in the financial institutions industry generally. As the result of a perceived improvement in the financial institutions acquisition market and the prospect of increased competition in First University's market area, the Board of Directors decided to explore the possibility of a business combination with another financial institution. In that regard, the Board determined that a competitive proposal process would be most likely to obtain the offer best designed to maximize shareholder value.

     The Board of Directors authorized First University's Chairman Brad Bracewell to contact a list of possible acquirors in order to assess their level of interest in an acquisition. Mr. Bracewell contacted approximately ten financial institutions. As a result of these contacts, four institutions expressed an interest and indicated a price that they would be willing to pay for 100% of the stock of First University, subject to the conduct of due diligence. One of these offers was made at an unacceptably low price, but Mr. Bracewell continued dialogue with the three other institutions, one of which proposed a stock for stock deal, with the other institutions offering to pay cash.

     As a result of these further discussions regarding price and other terms, the Board of Directors decided to enter into a letter of intent with Compass dated June 26, 1997. Pursuant to the letter of intent, Compass commenced its due diligence investigation of First University and the parties began negotiating a definitive merger agreement. On August 22, 1997, in order to allow the parties further time to negotiate and execute a definitive agreement, the parties agreed to extend until September 9, 1997, the prohibition in the letter of intent against First University negotiating or entering into an acquisition agreement with another institution. The Merger Agreement was approved by First University's Board of Directors on September 19, 1997, and executed on September 25, 1997.

     In reaching its determination to enter into the Agreement, First University's Board of Directors consulted with its legal, tax, and investment banking advisors and considered a number of factors including, but not limited to, the following: (i) the price to be received by the First University shareholders, including how the price to be received related to prices received by other comparable banking organizations and the fact that the Compass offer was the best offer resulting from a competitive bidding process, (ii) the increased investment liquidity that the receipt of Compass Common Stock would provide to First University shareholders, (iii) the financial condition and future prospects for Compass, (iv) the prospects for First University and the Bank continuing to operate as an independent community banking organization, including the increasing competitive and regulatory burdens and technological challenges facing community banks, (v) the tax free nature of the exchange of First University Common Stock for shares of Compass Common Stock, (vi) the potential for increased dividends, and (vii) the non-economic terms of the Merger.

     In connection with its deliberations and discussions, the First University Board did not assign any specific weights to these or any other factors.

     For the reasons set forth above, the First University Board of Directors unanimously approved the Merger and recommends approval of the transaction by First University shareholders.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST UNIVERSITY--CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION".

     Compass and Compass Banks of Texas have considered expansion opportunities in the West University and Medical Center areas of Houston, Texas. Acquiring First University will allow Compass and Compass Banks of Texas to expand and strengthen their presence in West Houston and will also result in some economies of scale.

     Following arm's length negotiations between representatives of Compass and First University, Compass and First University entered into the Merger Agreement dated as of September 25, 1997. The aggregate price to be paid to holders of First University Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and First University, the earnings potential and deposit base of First University, potential growth in First University's market, First University's asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and First University. SEE "SUMMARY--THE MERGER".

     Subject to satisfaction of certain conditions contained in the Merger Agreement, First University's Board of Directors believes the Merger to be fair and in the best interest of First University's shareholders. FIRST UNIVERSITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FIRST UNIVERSITY'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof, subject to approval of First University shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY-- REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS."

OPERATIONS AFTER THE MERGERS

     Compass and First University intend that following consummation of the Merger the Bank will merge with and into Compass Bank-Texas. Following the Subsequent Merger, the separate existence of the Bank will cease, and Compass Bank-Texas will continue as the surviving entity.

OTHER TERMS AND CONDITIONS

     The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

     (i) The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

     (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (iii) The approval of the Merger Agreement by First University shareholders entitled to vote at the Meeting;

     (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

     (v) All representations and warranties of First University and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

     (vi) First University, Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

     (vii) There shall not have occurred a material adverse effect with respect to First University or its subsidiaries, or Compass;

     (viii)The directors of First University and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing First University and its subsidiaries from any and all claims of such directors (except as to their deposits and accounts and as to rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of First University and its subsidiaries) and shall have delivered to Compass their resignations as directors of First University and its subsidiaries;

     (ix) The officers of First University and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing First University and its subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with First University or its subsidiaries and to the rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of First University and its subsidiaries);

     (x) Compass and First University shall have received the opinions of counsel to First University, Compass and Compass Texas acceptable to them as to certain matters;

     (xi) The holders of no more than 5% of First University Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (xii) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

     (xiii) The aggregate amount of all First University indebtedness shall not exceed $43,000;

     (xiv) Compass shall have received from holders of First University Common Stock receiving at least 50% of the total Merger Consideration a representation that they have no present plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

     (xv) Compass and First University shall have received an opinion of counsel that the Merger will qualify as a reorganization under
             Section 368(a) of the Code; SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES" AND "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES";

     (xvi) First University shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of First University of which First University has knowledge from and including the date of the Merger Agreement through the Effective Time;

     (xvii) Compass shall have reasonably determined in its sole judgment that certain liabilities and obligations of First University and the Bank do not have a material adverse effect;

     (xviii) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire First University Common Stock shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (xix) First University and its subsidiaries shall have delivered to the directors of First University and its subsidiaries an instrument dated the Effective Time releasing such directors from any and all claims of First University and its subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by the Merger Agreement;

     (xx) Compass and First University shall have received certificates of the other as to certain items described above.

Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

NO SOLICITATION

     First University has agreed under Section 6.6 of the Merger Agreement (i) not to solicit, entertain or negotiate with respect to any offer to acquire First University or any of its subsidiaries from any other person, (ii) not to provide any information to any other person in connection with a possible acquisition of First University or any of its subsidiaries, and (iii) immediately upon receipt of any such unsolicited offer, First University will communicate to Compass the terms of any proposal or request for information and the identities of the parties involved. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

     Voting Agreements. The directors and executive officers of First University (and certain of their spouses and related interests) owning or otherwise controlling the right to vote 177,777 shares of First University Common Stock, comprising approximately 67.7% of the total shares of First University Common Stock issued and outstanding as of the

Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger. Therefore, it is virtually assured that the Merger will be approved at the Meeting.

     Derek S. Munger Employment Agreement. Derek S. Munger and Compass Management have entered into an employment agreement whereby Mr. Munger will act as a vice president of Compass Bank-Texas for a period of one year after the Merger. Mr. Munger's base salary under the employment agreement will be $130,000. In addition Mr. Munger shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

     Harold F. Johnson Employment Agreement. Harold F. Johnson and Compass Management have entered into an employment agreement whereby Mr. Johnson will act as a vice president of Compass Bank-Texas for a period of one year after the Merger. Mr. Johnson's base salary under the employment agreement will be $______. In addition Mr. Johnson shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

     Bradley F. Bracewell Consulting Agreement. Bradley F. Bracewell, Chairman and Chief Executive officer of First University and the Bank, has entered into a two-year Consulting Agreement dated September 25, 1997, with Compass Management with respect to his retention by Compass after the Merger. As consideration for his services to be provided under the Consulting Agreement, Mr. Bracewell will receive an annual retainer fee of $100,000 per year plus a bonus equal to the balance of annual life insurance premiums under an existing life insurance policy plus an amount equal to Mr. Bracewell's related federal income tax liability with respect to such premiums, which bonus is not expected to exceed $143,068 in the aggregate.

     Pooling Transfer Restrictions Agreements. The directors, executive officers and certain principal shareholders of First University have entered into Pooling Transfer Restrictions Agreements with Compass and First University pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of First University Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of First University and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

BUSINESS PENDING EFFECTIVE TIME

     The Merger Agreement imposes certain limitations on the conduct of First University's business pending consummation of the Merger. Among other things, First University must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

AMENDMENT

     The Merger Agreement may be amended or supplemented at any time, before or after the Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of First University shareholders can be made after the Meeting without the required approval of First University shareholders.

TERMINATION

     In addition to termination due to pricing issues (SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL"), the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by First University shareholders, at any time before the Effective Time by:

     (i) Mutual written consent duly authorized by the Boards of Directors of Compass and First University;

     (ii) Compass (a) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of First University which constitutes a material adverse effect, (b) First University's material breach of any representation or warranty set forth in Section 3.23 of the Merger Agreement relating to environmental matters, (c) the factual substance of any warranties set forth in Section 3.23 of the Merger Agreement is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of First University, (d) if there shall be a breach of Section 6.10(a), (b) or (c) of the Merger Agreement also relating to environmental matters, (e) in the event Compass exercises its Pricing Termination Option pursuant to the provisions of Section 1.6(b) of the Merger Agreement, (f) if any of the conditions to Closing contained in Section 7.1 or 7.2 of the Merger Agreement are not satisfied or waived in writing by Compass, (g) if the conditions to the obligations of Compass and Compass Texas to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass, or (h) if First University shareholders do not approve the Merger Agreement and the Merger at the shareholders meeting;

     (iii) First University if the Conditions to Closing are not satisfied or waived in writing by First University;

     (iv) Compass or First University if the Effective Time shall not have occurred on or before February 28, 1998;

     (v) Compass or First University if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

EXCHANGE OF SHARES

     Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company (the "Exchange Agent"), cash in an aggregate amount estimated to be sufficient to make cash payments to First University shareholders in lieu of fractional shares of Compass Common Stock.

     Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of First University Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing First University Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of First University Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

     Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of First University Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value. SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES"; "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES"; AND APPENDIX I.

     Former shareholders of First University shall be entitled to vote after the Effective Time at any meeting of Compass shareholders the number shares of Compass Common Stock into which their shares are converted, regardless of whether such shareholders have exchanged their Certificates. Immediately after the Effective Time, shareholders of First University shall be entitled to dividends with respect to shares of Compass Common Stock received by them in the Merger, provided that, no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's shares of First University Common Stock are surrendered in exchange therefor.

     Upon the Effective Time of the Merger, former First University shareholders will cease to have any rights as shareholders of First University, and First University shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Texas law. SEE "THE MERGER-- DISSENTERS' RIGHTS".

DISSENTERS' RIGHTS

     By following the specific procedures set forth in the TBCA, First University shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any First University shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his shares of First University Common Stock rather than receiving the consideration set forth in the Merger Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the TBCA, which are reproduced in full in Appendix II to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

     Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with First University prior to the Meeting at which a vote on the Merger shall be taken, stating that the shareholder will exercise his right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenter's rights of appraisal. If the Merger is effected, each shareholder who sent notice to First University as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

     Compass Texas, as survivor of the Merger, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the Effective Time, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Compass Texas at 15 South 20th Street, Birmingham, Alabama 35233, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his shares of First University Common Stock to Compass for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their rights to dissent.

     Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Compass shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Compass accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the Effective Time upon surrender of the relevant certificates of First University Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Compass' written estimate of the fair value of the shares of First University Common Stock together with an offer to pay such amount within 90 days after the Effective Time if Compass receives notice, within 60 days after the Effective Time, stating that the Dissenting Shareholder agrees to accept that amount and surrender of the relevant certificates of First University Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in First University or Compass following payment of the agreed value.

     If the Dissenting Shareholder and Compass cannot agree on the fair value of the shares within 60 days after the Effective Time, the Dissenting Shareholder or Compass may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction in Harris County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Compass on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of First University Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of First University Common Stock, which judgment shall be binding on Compass and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Compass to pay such amount, together with interest thereon, beginning 91 days after the Effective Time to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Compass of certificates representing shares of First University Common Stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in First University, Compass or First University Common Stock. All court costs and fees of the appraisers shall be allotted between the parties in the manner that the court determines is fair.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his First University Common Stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his First University Common Stock may withdraw such demand at any time before payment for his shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim. SEE SUMMARY-- DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--APPRAISAL RIGHTS"; AND APPENDIX II.

     It is a condition to Compass' obligations under the Merger Agreement that not more than 5% of the outstanding shares of First University Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders. If such condition is not met, Compass will be entitled to terminate the Merger Agreement. SEE "THE MERGER AGREEMENT--OTHER TERMS AND CONDITIONS".

     SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" for a description of the tax consequences of exercising dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Liddell, Sapp, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts.

     Liddell, Sapp has relied upon certain assumptions and representations in issuing its opinion, including those set forth in the Merger Agreement, the tax opinion and the following:

     1. First University shareholders will receive only Compass Common Stock in the Merger (other than cash paid in lieu of fractional shares of Compass Common Stock or cash paid to dissenters).

     2. Compass has received representations from certain historic First University shareholders who will receive at least 50% of the Compass Common Stock issued in the Merger stating that they have no present intention to dispose of the Compass Common Stock received pursuant to the Merger.

     In such counsel's opinion, the following federal income tax consequences to First University shareholders will result from the qualification of the Merger as a reorganization under Section 368(a) of the Code:

     1. A First University shareholder will not recognize any gain or loss upon the exchange of his or her First University Common Stock solely for Compass Common Stock.

     2. The aggregate tax basis of Compass Common Stock received by a First University shareholder in the Merger will be the same as the aggregate basis of First University Common Stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Compass Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a First University shareholder surrenders two blocks of First University Common Stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Compass Common Stock which he or she receives in exchange for each share of First University Common Stock in the first block will have a basis of $1.00, and the Compass Common Stock which he receives in exchange for each share of First University Common Stock in the second block will have a basis of $2.00.

     3. The holding period of Compass Common Stock to be received by each First University shareholder will include the period during which he or she held the First University Common Stock surrendered in exchange therefor, provided that the First University Common Stock is held as a capital asset on the date of the exchange.

     4. The payment of cash in lieu of fractional shares of Compass Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Compass. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

     5. For a First University shareholder who dissents from the Merger and receives solely cash in exchange for his or her First University Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. FIRST UNIVERSITY SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

     Compass and First University expect to receive a legal opinion from Liddell, Sapp at the Closing that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

GOVERNMENT APPROVALS

     Consummation of the Merger is subject to approval by the shareholders of First University, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank-Texas is subject to approval by the Federal Reserve and the Commissioner. It is expected that the Federal Reserve and the Commissioner will issue their respective approvals of the Merger and the Subsequent Merger. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

     A formal application under the BHC Act was filed with the Federal Reserve on November 3, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the Justice Department, pursuant to the BHC Act, may bring an action opposing the Merger.

     An application was also filed with the Federal Reserve on November 3, 1997, with respect to the Subsequent Merger. The Federal Reserve approval of the Subsequent Merger is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing such Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Merger.

     The Texas Finance Code allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on November 3, 1997. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "TERMINATION"; AND "SUPERVISION AND REGULATION".

ACCOUNTING TREATMENT

     Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that, based on information provided to KPMG Peat Marwick LLP and assuming that the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, First University's assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of First University and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY--ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA"; AND "THE MERGER--OTHER TERMS AND CONDITIONS".

                          SUPERVISION AND REGULATION

GENERAL

     Bank holding companies and banks are regulated extensively under both federal and state law. Compass, Compass Banks of Texas and Compass Bancorporation are subject to regulation by the Federal Reserve and their respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC") and the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank - Alabama and Compass Bank - Texas are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

COMPASS, COMPASS BANKS OF TEXAS AND COMPASS BANCORPORATION

     Compass, Compass Banks of Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Banks of Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

     The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     At September 30, 1997, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank - Alabama.

     FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

     The Deposit Insurance Funds of 1996 (the "Fund Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act was $7.2 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

     In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Compass Bank-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank-Alabama is a member of the Federal Reserve System. Compass Bank-Alabama and Central Bank of the South (collectively, the "Alabama Subsidiary Banks") are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank-Alabama is also regulated and examined by the Federal Reserve. Compass Bank-Texas is organized under the laws of the State of Texas, is a member of the Federal Reserve System, and is supervised, regulated and regularly examined by the Texas Department of Banking and the Federal Reserve. The Subsidiary Banks, as participants in the BIF and the SAIF of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

     The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. As members of the Federal Reserve System, Compass Bank-Alabama and Compass Bank-Texas are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

     Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

     The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

OTHER

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

     The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

     References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

     The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock ("Compass Preferred Stock") does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

COMPASS COMMON STOCK

     Compass is incorporated under the GCL. Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 65,929,416 shares were issued and outstanding on October 31, 1997. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

     DIVIDENDS

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--DIVIDENDS"; "SELECTED FINANCIAL DATA".

     Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas, which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. As members of the Federal Reserve System, Compass Bank-Alabama and Compass Bank-Texas are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RISK FACTORS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--DIVIDENDS"; AND "INFORMATION ABOUT COMPASS".

     PREEMPTIVE RIGHTS

     The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former First University shareholders' proportionate interest in Compass.

     VOTING RIGHTS

     The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--ELECTION OF DIRECTORS".

     LIQUIDATION

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. SEE "RECENT DEVELOPMENTS".

     COMPASS PREFERRED STOCK

     Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date hereof. SEE "RISK FACTORS"; AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--DIVIDENDS" AND "--LIQUIDATION RIGHTS".

                            COMPARISON OF RIGHTS OF
                 SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

     Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Other than the requirement in First University's Bylaws that shareholder actions without a meeting be taken only upon unanimous shareholder consent, First University's Articles of Incorporation and Bylaws do not contain similar restrictions.

     The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws, as amended, of First University, which are available upon request from First University. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "RISK FACTORS"; AND "INFORMATION ABOUT COMPASS".

     In addition to the foregoing differences between First University's and Compass' charters, as a result of the Merger, First University shareholders, whose rights are governed by the TBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

     Certain differences between the GCL and TBCA, as well as a description of the corresponding provisions contained in Compass' and First University's respective charter and Bylaws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the GCL and applicable charter and bylaw provisions.

     MERGERS

     Both the TBCA and GCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     Where shareholder approval is required under Texas law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above. SEE "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS-CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK".

     APPRAISAL RIGHTS

     Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Shareholders of a Delaware corporation shall have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in Compass' Certificate. The rights of a dissenting shareholder of a Texas corporation are set forth in Appendix II. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' APPRAISAL RIGHTS"; AND APPENDIX II.

     No appraisal rights are available under either Texas or, except as described below, Delaware law for the holders of any shares of a class or series of stock of a Texas or Delaware corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

     Both Texas and Delaware law have a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange, is listed on the NASDAQ stock market or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Under Texas law, a shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than (i) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (ii) cash in lieu of fractional shares otherwise entitled to be received. The Delaware statute contains a similar consideration provision which is somewhat broader. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (ii) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (i) and (ii) above, or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (i), (ii) and (iii) above.

     SPECIAL MEETINGS

     A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. First University's Bylaws provide that special meetings of shareholders may be called by the President or the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all of the shares entitled to vote at the meeting. Compass' Certificate prohibits shareholders from calling special meetings. SEE "RISK FACTORS".

     ACTIONS WITHOUT A MEETING

     Under Texas law, the shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the Articles of Incorporation require less than unanimous consent (but not less than the number of votes that would be necessary to take such action at a meeting). First University's Articles of Incorporation do not provide for less than unanimous consent when action is taken without a meeting. Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS".

     ELECTION OF DIRECTORS

     Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. First University's Articles of Incorporation prohibit cumulative voting in the election of directors. Holders of Compass Common stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

     VOTING ON OTHER MATTERS

     Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Articles of Incorporation of First University do not so specify. Delaware law provides that amendments to the Certificate of Incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. Compass' Certificate does not provide for approval of an amendment of the Certificate by more than a majority vote.

     The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. First University's Articles of Incorporation do not provide for a different voting requirement. A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not so provide.

     Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Articles of Incorporation of First University do not provide for a different number of shares for approval of dissolution. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not provide for approval by more than a majority vote.

     PREEMPTIVE RIGHTS

     Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. First University's Articles of Incorporation deny preemptive rights and, therefore, First University's shareholders do not have preemptive rights as to newly issued and treasury shares. Shareholders of Compass also do not possess such preemptive rights.

     DIVIDENDS

     A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may make distributions only out of surplus.

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding.

     First University's Articles of Incorporation provide that so long as any shares of preferred stock are outstanding, First University shall not pay or declare any cash dividends whatsoever on First University Common Stock unless
(i) all dividends on the preferred stock of all series for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of preferred stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of preferred stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting. First University has no shares of preferred stock outstanding.

     SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; AND "INFORMATION ABOUT FIRST UNIVERSITY--MARKET PRICE AND DIVIDENDS".

     LIQUIDATION RIGHTS

     Generally under Texas and Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Upon the liquidation, dissolution or winding up of the affairs of First University, the shareholders of First University Common Stock are entitled to receive, in proportion to the number of shares held by them, all the assets that remain after any preferential amounts have been distributed to the holders of any preferred stock of First University. Although First University has authorized preferred stock, it currently has none outstanding.

     LIMITATION OF LIABILITY AND INDEMNIFICATION

     Both Texas and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. Both Texas and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under either Texas or Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.

     Under Compass' Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. Compass' Certificate authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law. SEE "AVAILABLE INFORMATION"; "INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS"; AND "INDEMNIFICATION".

     First University's Articles of Incorporation provide that no contract or other transaction between First University and one or more of its directors, officers or security holders or between First University and another corporation, partnership, joint venture, trust or other enterprise of which one or more of First University's directors, officers or security holders are members, officers, security holders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such director, officer or security holder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum, or (ii) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is specifically approved in good faith by vote of the shareholders or, (iii) the contract or other transaction is fair as to First University as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the shareholders.

     In addition, First University may indemnify any director or officer of First University, and any person who may have served at the request of First University as a director or officer of another corporation in which it owns shares or of which it is a creditor, against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceeding (whether by or in the right of First University or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the Board of Directors shall, in the exercise of its business judgment, determine that such indemnification is in the best interests of First University. Such indemnification shall not be deemed exclusive of any other rights to which any director, officer or other person may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer.

     REMOVAL OF DIRECTORS

     A Texas corporation may provide in its Articles of Incorporation or Bylaws, and First University's Bylaws do provide, that a director can be removed with or without cause by a vote of the holders of not less than a majority of the shares entitled to vote. A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

     INSPECTION OF BOOKS AND RECORDS

     Under Texas law, any person who has been a shareholder of record for at least six months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine a bank's relevant books and records for any proper purpose. Under Delaware law, any shareholder has such a right.

     ANTITAKEOVER PROVISIONS

     Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided thereby. Certain provisions of Compass' charter and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK". Texas has not enacted similar legislation.

     Although certain of the specific differences between the voting and other rights of First University shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and First University. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the GCL, and the specific provisions of Compass' Certificate and Bylaws, and First University's Articles of Incorporation and Bylaws, as amended.

                            RESALE OF COMPASS STOCK

     The Compass Common Stock to be issued to holders of First University Common Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of First University within the meaning of Rule 145 under the Securities Act. The directors and executive officers of First University, the beneficial owners of 10% or more of First University Common Stock and certain of their related interests may be deemed to be affiliates of First University. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have already delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing that each such affiliate will not
(i) sell, pledge, transfer or otherwise dispose of any of such affiliate's First University Common Stock within 30 days prior to the Effective Time; (ii) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of First University and Compass, except for pledges by such affiliates of all or part of such affiliate's Compass Common Stock acquired in the Merger, provided the lender agrees to be bound by the terms of such written agreement; and (iii) transfer any Compass Common Stock except in compliance with Rule 145 promulgated by the Commission under the Securities Act and any new requirements imposed by the Commission or the Financial Accounting Standards Board for Compass' accounting of the Merger as a pooling of interests. SEE "SUMMARY--ACCOUNTING TREATMENT"; "THE MERGER--ACCOUNTING TREATMENT"; AND APPENDIX I.

     Pursuant to the Merger Agreement, holders of shares of First University Common Stock that will be entitled to receive at least 50% of the aggregate Merger Consideration have represented to Compass their intention not to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from First University shareholders receiving at least 50% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

                           INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1996 and Compass' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, are incorporated herein by reference. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in First University or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                      INFORMATION ABOUT FIRST UNIVERSITY

     The Bank was chartered in 1975 as First National Bank of West University Place and adopted its present name in August 1987. First University currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank. First University derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to First University. First University is subject to regulation by the Federal Reserve.

     The Bank is an independent community bank located in Houston, Texas. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including commercial, consumer and real estate loans. The Bank also offers safe deposit boxes, a night deposit facility, motor bank, wire transfers and ATM cards.

SERVICES, EMPLOYEES AND PROPERTIES

     On September 30, 1997, the Bank had 8 officers, 7 directors, 30 full-time employees and 7 part-time employees. Outside Directors of the Bank are paid $1,000 per month for their services. First University had 3 officers and 3 directors at that date. Directors of First University receive no compensation for their services.

     The Bank's main office is located at 3633 Rice Boulevard, Houston, Texas. The Bank has one full-service branch located at 2401 University and one motor bank branch location at 5275 Buffalo Speedway.

     SEE "INFORMATION ABOUT FIRST UNIVERSITY--BENEFICIAL OWNERSHIP OF FIRST UNIVERSITY COMMON STOCK BY FIRST UNIVERSITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     COMPETITION

     The Bank considers its service area to be the area encompassing the West University and Medical Center areas of Harris County, Texas. The activities in which the Bank engages are competitive. Each activity engaged in by the Bank involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

     First University also faces competition from a wide variety of depository institutions from other geographical areas which compete for deposits, loans and bank-related services. As deregulation of depository institutions and financial services continues, competition from nonbank financial intermediaries such as savings and loan associations, credit unions, mortgage companies, insurance companies and other financial institutions may be expected to intensify. First University and similar institutions have also experienced significant competition for deposits from mutual funds and other money center banks' offerings of high yielding deposit accounts. Some of the institutions with which First University competes have capital and resources much larger than those of First University, and some are not subject to the same regulatory restrictions.

     LEGAL PROCEEDINGS

     In the normal course of its businesses, First University from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, First University's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon First University's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Compass' obligation to consummate the Merger. SEE "THE MERGER-- OTHER TERMS AND CONDITIONS".

     MARKET PRICE AND DIVIDENDS

     There is no active public trading market for the First University Common Stock. As of the Record Date, First University Common Stock was held by 186 holders of record. First University has not paid dividends on its common stock since 1986. SEE "SELECTED FINANCIAL DATA"; MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS DIVIDENDS"; AND "INFORMATION ABOUT FIRST UNIVERSITY--BENEFICIAL OWNERSHIP OF FIRST UNIVERSITY COMMON STOCK BY FIRST UNIVERSITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     BENEFICIAL OWNERSHIP OF FIRST UNIVERSITY COMMON STOCK BY FIRST UNIVERSITY MANAGEMENT AND PRINCIPAL SHAREHOLDERS.

     The following table sets forth, as of the Record Date, the names and addresses of each beneficial owner of more than 5% of First University Common Stock known to the Board of Directors of First University, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of First University, the number of shares of First University Common Stock owned beneficially by each director and executive officer and the number of shares of First University Common Stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Compass Common Stock.

     Name and Address of       Amount and Nature
      Beneficial Owner      of Beneficial Ownership/(1)/    Percent of Class
      ----------------      ---------------------------     ----------------

     BRADLEY F. BRACEWELL
     2417 MACONDA
     HOUSTON, TEXAS 77027            53,803/(2)/                  20.49%

     FENTRESS BRACEWELL
     2121 KIRBY, BOX 88
     HOUSTON, TEXAS 77019            60,001/(3)/                  22.85%

     JOSEPH S. BRACEWELL
     4554 KLINGLE ST., N.W.
     WASHINGTON, D.C. 20016          30,000/(4)/                  11.42%

     HAROLD F. JOHNSON                2,925                        1.11%

     LYN BRACEWELL PHILLIPS
     1708 COMWELL HILL               28,301                       10.78%
     AUSTIN, TEXAS 78703

     DIRECTORS AND OFFICERS         115,029                       43.80%
     AS A GROUP (4 PERSONS)


-------------------
/(1)/ Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of First University Common Stock of which he or she is the beneficial owner. Unless otherwise indicated, all percentages are based upon 262,614 shares of First University Common Stock issued and outstanding.

/(2)/ Includes 5,693 shares held of record by Continental Investors, a limited partnership in which Mr. Bradley F. Bracewell is a principal.

/(3)/ Includes 5,693 shares held of record by Continental Investors, a limited partnership in which Mr. Fentress Bracewell is a principal.

/(4)/ Includes 5,400 shares held by Smith Barney, Inc. and 3,100 shares held by Shearson Lehman Brothers in retirement plans for the benefit of Mr. Bracewell and 2,000 shares held by Mr. Bracewell as custodian for minor children.

-------------------

     The persons listed above will receive the same Merger Consideration described in "THE MERGER--GENERAL" as the other First University shareholders for each share of First University Common Stock held at the Effective Time.

     Derek S. Munger Employment Agreement. Derek S. Munger and Compass Management have entered into an employment agreement whereby Mr. Munger will act as a vice president of Compass Bank-Texas for a period of one year after the Merger. Mr. Munger's base salary under the employment agreement will be $130,000. In addition Mr. Munger shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

     Harold F. Johnson Employment Agreement. Harold F. Johnson and Compass Management have entered into an employment agreement whereby Mr. Johnson will act as a vice president of Compass Bank-Texas for a period of one year after the Merger. Mr. Johnson's base salary under the employment agreement will be $______. In addition Mr. Johnson shall be entitled to such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass retirement plan.

     Bradley F. Bracewell Consulting Agreement. Bradley F. Bracewell, Chairman and Chief Executive officer of First University and the Bank, has entered into a two year Consulting Agreement dated September 25, 1997, with Compass Management with respect to his retention by Compass after the Merger. As consideration for his services to be provided under the Consulting Agreement, Mr. Bracewell will receive an annual retainer fee of $100,000 per year plus a bonus equal to the balance of annual life insurance premiums under an existing life insurance policy plus an amount equal to Mr. Bracewell's related federal income tax liability with respect to such premiums, which bonus is not expected to exceed $143,068 in the aggregate.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF FIRST UNIVERSITY

     The following discussion provides certain information regarding the financial condition and results of operations of First University. This discussion should be read in conjunction with First University's Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this Proxy Statement/Prospectus. SEE "INDEX TO FIRST UNIVERSITY CONSOLIDATED FINANCIAL STATEMENTS".

RESULTS OF OPERATIONS

     GENERAL

     The earnings of First University depend primarily on First University's net interest income (i.e., the difference between the income earned on First University's loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

     First University's income is also affected by fees it receives from other banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of First University's operations are affected by general market, economic and competitive conditions.

     First University reported net income of $286,775 for the nine-month period ended September 30, 1997, an increase of $298,688 from a net loss of $11,913 for the nine-month period ended September 30, 1996. Pre-tax income was $405,094 for the nine months ended September 30, 1997, a $407,059 increase from the $1,965 loss for the nine months ended September 30, 1996.

     First University reported net income of $135,623 for the year ended December 31, 1996, a decrease of $462,978 from net income of $598,601 for the year ended December 31, 1995. Pretax income was $142,553 for the year ended December 31, 1996, a $724,714 decrease from the $867,267 earned during the year ended December 31, 1995. First University had net income of $353,489 and pretax income of $487,821 for the year ended December 31, 1994. Changes occurring in the major components of First University's income statement for such periods are discussed below.

     NET INTEREST INCOME

     Net interest income is the primary source of income for First University and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily interest paid to First University's depositors on interest bearing accounts.

     Net interest income was $2,220,000 for the nine months ended September 30, 1997, a 6.57% increase from net interest income of $2,083,000 for the nine months ended September 30, 1996. The increase in net interest income is primarily due to the increase in interest on investment securities of $205,000. Average rates earned on interest-bearing assets increased to 7.67% as of September 30, 1997, from 7.65% as of September 30, 1996. Average loans, net of unearned discount, of $37,098,000 for the nine months ended September 30, 1997, increased 1.02% over average loans of $36,723,000 for the same period in 1996. Average deposits for the nine months ended September 30, 1997, were $58,439,000 an increase of 5.75% over average deposits of $55,262,000 for the same period in 1996. The increase in average deposits is primarily due to the increase in NOW accounts as a result of the Bank enhancing the interest rate and other features of this type of account.

     Net interest income was $2,841,000 for the year ended December 31, 1996, a 6.43% decrease from net interest income of $3,035,000 for the year ended December 31, 1995. The decrease in net interest income resulted from the decrease in average loans outstanding as well as an increase in interest costs on NOW accounts partially offset by the increase in the volume of Federal funds sold. Average rates earned on interest bearing assets decreased to 7.70% as of December 31, 1996 from 7.97% as of December 31, 1995. Average loans, net of unearned discount, of $36,689,000 for the year ended December 31, 1996, decreased 8.66% from average loans of $40,170,000 for the same period in 1995. The decrease in average loans resulted from customers refinancing their variable rate mortgage loans outstanding at the Bank to fixed rate mortgage loans with other financial lenders. Average deposits for the year ended December 31, 1996 were $55,759,000, an increase of 3.83% over average deposits of $53,699,000 for the same period in 1995.

     Net interest income was $3,035,000 for the year ended December 31, 1995, a 4.84% increase from net interest income of $2,895,000 for 1994. The increase in net interest income was due primarily to the increase in average loans outstanding and the increase in the yield on average loans outstanding partially offset by the increase in the cost of funds on certificates of deposit. Average loans of $40,170,000 for year ended December 31, 1995 increased 13.61% over average loans of $35,358,000 for the same period in 1994. The increase in average loans outstanding was the result of increased loan demand for fixed and adjustable rate mortgage loans during 1995. Average deposits for the year ended December 31, 1995 were $53,699,000 a decrease of 4.82% from average deposits of $56,419,000 for the same period in 1994. The decrease in average deposits was primarily in NOW accounts and non-interest bearing demand accounts.

     The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized.

                                                                         Year Ended December 31,
                                                                         (Dollars in Thousands)
                                                     1996                          1995                         1994
                                         ----------------------------   ---------------------------   ----------------------------

                                         Average    Interest  Yield/   Average    Interest  Yield/   Average    Interest  Yield/
                                         Balance    Inc/Exp   Rate     Balance    Inc/Exp   Rate     Balance    Inc/Exp   Rate
                                           (2)                           (2)                           (2)
                                         --------   --------  ------   -------    --------  ------   -------    -------   --------
ASSETS

Interest earning assets:
Loans /(1)/                               $36,689     $3,211    8.75%   $40,170     $3,528    8.78%   $35,358     $2,901     8.20%
Securities-held to maturity:
    Taxable                                   219          6    2.74%        73          4    5.48%        73          4     5.48%
    Tax exempt                              1,939         95    4.90%     1,943         97    4.99%     1,738         95     5.47%
Securities-available for sale:
    Taxable                                 5,245        286    5.45%     6,637        380    5.73%     9,331        458     4.91%
Securities-trading account                  5,014        322    6.42%     4,950        313    6.32%     4,889        276     5.65%
Deposits in other banks                     1,069         60    5.61%     1,622         96    5.92%     3,318        192     5.79%
Federal funds sold                          5,774        329    5.70%       105          6    5.71%     1,792         63     3.52%
                                          -------     ------    -----   -------     ------   ------   -------     ------     -----
Total interest earning                     55,949      4,309    7.70%    55,500      4,424    7.97%    56,499      3,989     7.06%
   assets/interest income/
   average yield
Non-interest earning assets:
Cash and due from banks                     2,499                         2,360                         2,340
Other assets                                2,483                         2,260                         1,886
Allowance for loan losses                    (363)                         (408)                         (353)
                                          -------                       -------                       -------
       TOTAL                              $60,568                       $59,712                       $60,372
                                          =======                       =======                       =======

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Interest bearing liabilities:
NOW, money mkt and savings                $27,896     $  716    2.57%   $27,101     $  585    2.16%   $29,371     $  621     2.11%
Certificates of deposit                    14,066        663    4.71%    13,568        632    4.66%    12,884        407     3.16%
Individual retirement accounts              1,390         66    4.75%     1,306         59    4.52%     1,532         50     3.26%
Federal funds purchased                       409         19    4.65%     1,705        108    6.33%       305         16     5.25%
Note payable                                   53          4    7.55%        46          5   10.87%  N/A             N/A       N/A
                                          -------     ------    -----   -------     ------   ------   -------     ------     -----
Total interest bearing                     43,814      1,468    3.35%    43,726      1,389    3.18%    44,092      1,094     2.48%
   liabilities/interest expense/ rate                           -----                        ------                          -----

Non-interest bearing demand
 deposits                                  12,407                        11,724                        12,632
Other liabilities                             247                           363                           290
                                          -------                       -------                       -------
Total liabilities                          56,468                        55,813                        57,014

Stockholders' equity                        4,100                         3,899                         3,358
                                          -------                       -------                       -------
       TOTAL                              $60,568                       $59,712                       $60,372
                                          =======                       =======                       =======
Net interest income                                   $2,841    4.35%               $3,035    4.79%               $2,895     4.58%
                                                      ======    =====               ======   ======               ======     =====
Net yield on interest earning
 assets                                                         5.08%                         5.47%                          5.12%
                                                                =====                        ======                          =====

/(1)/  Includes Nonaccrual loans.
/(2)/ Average balances are based on the average balances outstanding throughout the years ended December 31, 1996, 1995 and 1994.

                                                         Nine Months, September 30
                                                           (Dollars in Thousands)
                                                     1997                         1996
                                         ---------------------------   ---------------------------
                                         Average    Interest  Yield/   Average    Interest  Yield/
ASSETS                                   -------    --------  ------   -------    --------  ------
Interest Earning Assets:
Loans (1)                                 $37,098     $2,469    8.87%   $36,723     $2,384    8.66%
Securities-held to maturity:
    Taxable                                   356         15    5.62%       178          3    2.25%
    Tax exempt                              1,850         70    5.05%     1,939         71    4.88%
Securities-available for sale:
    Taxable                                 8,306        384    6.16%     4,872        190    5.20%
Securities-trading account                  4,949        238    6.41%     5,028        241    6.39%
Deposits in other banks                       738         34    6.14%     1,084         45    5.54%
Federal funds sold                          5,128        152    3.95%     5,667        248    5.83%
                                          -------     ------    -----   -------     ------    -----
Total interest earning                     58,425      3,362    7.67%    55,491      3,182    7.65%
  assets/interest income/
  average yield
Non-interest earning assets:
Cash and due from banks                     2,651                         2,553
Other assets                                2,297                         2,519
Allowance for loan losses                    (319)                         (375)
                                          -------                       -------
       TOTAL                              $63,054                       $60,188
                                          =======                       =======
LIABILITIES AND
STOCKHOLDERS' EQUITY

Interest bearing liabilities:
NOW, money market and savings             $31,216     $  628    2.68%   $27,331     $  517    2.52%
Certificates of deposit                    13,239        464    4.67%    14,363        510    4.73%
Individual retirement accounts              1,335         47    4.69%     1,373         50    4.86%
Federal funds purchased                        --         --      --        547         19    4.63%
Note payable                                   56          3    7.14%        45          3    8.89%
                                          -------     ------    -----   -------     ------    -----
Total interest bearing
   liabilities/interest expense/ rate      45,846      1,142    3.32%    43,659      1,099    3.36%
                                                                -----                         -----
Non-interest bearing demand
 deposits                                  12,649                        12,195
Other liabilities                             240                           251
                                          -------                       -------
Total liabilities                          58,735                        56,105

Stockholders' equity                        4,319                         4,083
                                          -------                       -------
       TOTAL                              $63,054                       $60,188
                                          =======                       =======

Net interest income                                   $2,220    4.35%               $2,083    4.29%
                                                      ======    =====               ======    =====
Net yield on interest earning assets                            5.07%                         5.01%
                                                                =====                         =====

/(1)/  Includes nonaccrual loans.
/(2)/ Average balances are based on the average balances outstanding throughout the nine months ended September 30, 1997 and 1996.

     Changes in interest income and interest expense can result from variances in both volume and rate. First University has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                                  (Dollars in Thousands)
                                        Nine Months Ended               Year Ended                     Year Ended
                                       September 30, 1997           December 31, 1996              December  31, 1995
                                     ---------------------        ----------------------          --------------------
                              Change    Attributed to      Change    Attributed to         Change     Attributed to
                               1997  ---------------------  1996  ----------------------    1995  --------------------
                                to   Volume  Rate   Mix      to    Volume   Rate    Mix      to   Volume   Rate   Mix
                               1996                         1995                            1994
Interest-Earning Assets:
  Loans                        $ 85   $ 24    $ 58  $  3    $(317) $(306)   $ (12)   $  1   $627    $ 395  $205   $ 27
  Securities-held to maturity
    Taxable                      12      3       4     5        2      8       (2)     (4)    --       --    --     --
    Tax Exempt                   (1)    (3)      2    --       (2)    --       (2)     --      2       11    (8)    (1)
  Securities-available for
   sale
    Taxable                     194    134      35    25      (94)   (80)     (19)      5    (78)    (132)   77    (23)
  Securities-trading account     (3)    (4)      1    --        9      4        5      --     37        3    33      1
  Deposits in other banks       (11)   (14)      5    (2)     (36)   (33)      (5)      2    (96)     (98)    4     (2)
  Federal funds sold            (96)   (24)    (80)    8      323    324       --      (1)   (57)     (59)   39    (37)
                               ----   ----    ----  ----    -----  -----    -----   -----   ----    -----  ----   ----
Increase (decrease) in          180    116      25    39     (115)   (83)     (35)      3    435      120   350    (35)
 interest income               ----   ----    ----  ----    -----  -----    -----   -----   ----    -----  ----   ----

Interest-Bearing
 Liabilities:
  NOW, money market and         111     73      33     5      131     17      111       3    (36)     (48)   15     (3)
   savings
  Certificates of deposit       (46)   (40)     (6)   --       31     23        7       1    225       22   193     10
  Individual retirement          (3)    (1)     (2)   --        7      4        3      --      9       (7)   19     (3)
   accounts
  Federal funds purchased       (19)   (19)    (19)   19      (89)   (82)     (29)     22     92       74     3     15
  Note payable                   --      1      (1)   --       (1)     1       (2)     --      5       --    --      5
                               ----   ----    ----  ----    -----  -----    -----   -----   ----    -----  ----   ----
Increase (decrease) in           43     14       5    24       79    (37)      90      26    295       41   230     24
 interest expense              ----   ----    ----  ----    -----  -----    -----   -----   ----    -----  ----   ----

NET INTEREST INCOME BEFORE      137    102      20    15     (194)   (46)    (125)    (23)   140       79   120    (59)
 ALLOCATION OF VOLUME/RATE

ALLOCATION OF VOLUME/RATE        --     13       2   (15)      --     (6)     (17)     23     --      (23)  (36)    59
                               ----   ----    ----  ----    -----  -----    -----   -----   ----    -----  ----   ----
CHANGES IN INTEREST INCOME     $137   $115    $ 22    --    $(194) $ (52)   $(142)     --   $140    $  56  $ 84     --
                               ====   ====    ====  ====    =====  =====    =====   =====   ====    =====  ====   ====

PROVISION FOR LOAN LOSSES

     First University's allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

     First University recorded no provision for loan losses for the nine months ended September 30, 1997, and a $107,000 credit provision for loan losses for the nine months ended September 30, 1996. The Bank provided no provision for loan losses for the nine months ended September 30, 1997 due to the continued quality of its loan portfolio. The allowance for loan losses expressed as a percentage of outstanding loans was .85% and .90% as of September 30, 1997 and September 30, 1996, respectively.

     For the year ended December 31, 1996, First University recorded a credit provision for loan losses of $107,000. For the years ended December 31, 1995 and 1994, First University recorded provisions for loan losses of $20,000 and $106,000, respectively. Management of the Bank elected to decrease its provision for loan losses in 1996 due to, among other things, a decrease in charge-offs and past due and nonaccrual loans in the Bank. The allowance for loan losses as of December 31, 1996, 1995 and 1994 were $327,000, $433,000, and $370,000, respectively. The allowance for loan losses expressed as a percentage of outstanding loans was .89%, 1.12% and .95% as of December 31, 1996, 1995 and 1994, respectively.

     Non-accrual loans were $0 for the nine-month period ending September 30, 1997 and the year ending December 31, 1996. Non-accrual loans decreased approximately $45,000 from 1994 to 1995.

     NON-INTEREST INCOME

     Non-interest income, which includes all service charges, and fees and gains and losses from securities trading, increased 134.25% from $219,000 for the nine months ended September 30, 1996 to $513,000 for the nine months ending September 30, 1997. The $294,000 increase was primarily due to $35,000 in gains related to securities trading activities for the nine months ending September 30, 1997 versus a $145,000 loss for the same period in 1996 with the balance due to increased customer fees.

     Non-interest income decreased 47.66% to $392,000 for the year ended December 31, 1996 from $749,000 for the year ended December 31, 1995. The $357,000 decrease was due primarily to losses related to securities trading in 1996 of $88,000 compared to gains related to securities trading in 1995 of $372,000 partially offset by increases in customer service fees.

     Non-interest income increased 380.13% from $156,000 for the year ended December 31, 1994 to $749,000 for the year ended December 31, 1995. The increase was due primarily to gains in the Bank's trading account.

     NON-INTEREST EXPENSE

     Non-interest expense include expenses which First University incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses decreased 3.48% from $2,411,000 for the nine months ended September 30, 1996 to $2,327,000 for the nine months ended September 30, 1997. The decrease was mainly attributable to a reduction in start up cost associated with staffing the new branch during 1996.

     Non-interest expense increased 10.39% from $2,897,000 for the year ended December 31, 1995 to $3,198,000 for the year ended December 31, 1996. The increase was mainly attributable to an increase in salaries and employee benefits which increased approximately $180,000 from the year ended December 31, 1995 to the same period in 1996 due to the start-up of the new branch facility.

     Non-interest expense for the year ended December 31, 1995 increased by $440,000 or 17.91%, from the year ended December 31, 1994 due to increased salary and benefit costs and other related costs of opening a new branch during 1995.

     FEDERAL INCOME TAXES

     In 1994, First University adopted Statement of Financial Accounting Standards No 109, "Accounting for Income Taxes" (FAS 109). As permitted under the new rules, prior years' financial statements have not been restated and there was no cumulative effect on income.

     First University's provision for income taxes was $118,319 and $9,948 for the nine-month periods ended September 30, 1997 and 1996, respectively. As of September 30, 1997, First University has no net operating loss carryforwards.

     First University's provision for income taxes was $6,930, $268,666 and $134,332 the years ended December 31, 1996, 1995 and 1994, respectively.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

     CAPITAL RESOURCES

     The Office of the Comptroller of Currency (the "OCC") has adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks it regulates. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

     The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

     The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

     The Bank is a national bank and as such its qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

     Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

     Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

     National banks are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institutions capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of September 30, 1997, the Bank's Tier 1 risk-based capital ratio was 13.88% and the total risk-based capital ratio was 14.81%.

     In addition, the OCC has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The OCC requires its regulated national banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to 5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Texas Banking Department's capital guidelines call for minimum equity capital to total assets of 6%.

     The Bank's leverage ratio was 6.90% for year end 1996 and 6.90% for year end 1995. As of September 30, 1997, the leverage ratio was 6.95%.

     The Federal Reserve has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. Bank holding companies must maintain a minimum leverage ratio of 3%, although companies with greater risk profiles may be required to maintain additional Core Capital of at least 100 to 200 basis points above the 3% minimum. As of September 30, 1997, First University's leverage ratio 6.92%.

     LIQUIDITY

     First University's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. First University accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. First University believes its present position to be adequate to meet its current and future liquidity needs.

     The liquidity of First University is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, First University's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan findings. In addition to the liquidity provided by the foregoing, First University has correspondent relationships with other institutions with available secured lines of credit to purchase overnight funds totaling $1,275,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of First University and the lenders ability to facilitate credit.

     Further information regarding First University's sources and uses of cash is presented in First University's Consolidated Statements of Cash Flow on page F-6 in First University's audited financial statements.

     INTEREST RATE SENSITIVITY

     Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap", by maintaining a similar interest rate sensitivity position if the assets and liabilities within a particular time frame.

     Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

     The following table shows the interest rate sensitivity gaps for different time periods and the cumulative interest rate sensitivity gaps for the same periods as of September 30, 1997.

                                                      91 Days      Over
                                      0 to 90 Days   to 1 Year    1 Year      Total
                                      -------------  ----------  ---------  ---------
                                                  (dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans                                  $  9,807    $  3,470    $23,008    $36,285
  Securities-held to maturity                                      1,839      1,839
  Securities-available for sale                                    8,445      8,445
  Securities-trading account                4,985                             4,985
  Deposits in other banks                                 108        396        504
  Federal funds sold                        8,460                             8,460
                                         --------    --------    -------    -------
Total Interest Earning Assets              23,252       3,578     33,688     60,518
                                         --------    --------    -------    -------

INTEREST-BEARING LIABILITIES:
 NOW, money market and savings             31,676                            31,676
  accounts
 Time Deposits                              6,810       5,773      1,618     14,201
 Public Funds                               1,177                             1,177
 Note Payable                                                         40         40
                                         --------    --------    -------    -------
Total interest-bearing liabilities         39,663       5,773      1,658     47,094
                                         --------    --------    -------    -------
Period GAP                               $(16,411)   $ (2,195)   $32,030    $13,424

Cumulative GAP                           $(16,411)   $(18,606)   $13,424    $13,424

Period GAP to total earning assets        (70.58)%    (61.35)%     95.08%     22.18%

CUMULATIVE RATIO                             .59X        .59X       1.29X      1.29X

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on First University's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of First University's exposure to changes in interest rates.

     INVESTMENT SECURITIES

     Set forth is a distribution of First University's investment securities by contractual maturity dates at September 30, 1997 (mortgage-backed securities are classified in the period of final maturity):


                                                         (DOLLARS IN THOUSANDS)
                             -----------------------------------------------------------------------------------
                                                                       MATURING
                                                 AFTER ONE BUT      AFTER FIVE BUT
                             WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS    AFTER TEN YEARS    TOTAL
                             ---------------   -----------------   ----------------    ---------------   ------
                             AMOUNT   YIELD     AMOUNT   YIELD       AMOUNT   YIELD     AMOUNT   YIELD    AMOUNT
                             ------   -----     ------   -----       ------   -----     ------   -----    ------
Securities held to
 maturity:
  States and Political
   Subdivisions              $   --     --%     $   --     --%       $   --     --%     $1,839   5.02%    $1,839
                             ------   -----     ------    ----       ------    ----     ------   -----    ------
Total Securities held to
 maturity                        --     --          --     --            --     --       1,839   5.02%     1,839
                             ======   =====     ======    ====       ======    ====     ======   =====    ======

Securities available for
 sale:
  Government Agencies        $  943   3.27%     $  990   6.34%       $2,410   6.54%     $   --     --%    $1,933
  Mortgage-backed             1,646   6.01%      2,456   6.05            --     --          --     --      6,512
                             ------   -----     ------    ----       ------    ----     ------   -----    ------

Total Securities available
 for sale                    $2,589   5.01%     $3,446   6.13%       $2,410   6.54%     $   --     --%    $8,445
                             ======   =====     ======    ====       ======    ====     ======   =====    ======

     DEPOSITS

     The average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                      (Dollars in Thousands)

                           As of September 30, 1997                 As of December 31
                           ------------------------         ---------------------------------
                                                                  1996             1995
                                                                  ----             ----
                            Amount   Rate                    Amount   Rate     Amount   Rate
                           --------  -----                  --------  -----   --------  -----
Non-interest Bearing:
  Demand                   $ 12,649    --                   $ 12,407    --    $ 11,724    --
Interest Bearing:
  NOW accounts               22,151  2.66%                    19,000  2.54%     17,960  2.02%
  Money market                2,863  2.33%                     3,134  2.36%      3,797  2.37%
  Savings                     5,115  2.48%                     5,078  2.48%      5,344  2.49%
  Time                       14,574  4.67%                    15,456  4.72%     14,874  4.65%
  Other                       1,087  4.91%                       684  4.69%         --    --
                           --------                         --------          --------
TOTAL                      $ 58,439                         $ 55,759          $ 53,699
                           ========                         ========          ========

     The scheduled maturities of certificates of deposit in denominations of $100,000 or more at September 30, 1997, and December 31, 1996, including public funds, are shown below:

                                     (Dollars in Thousands)

                               September 30, 1997  December 31, 1996
                               ------------------  -----------------
Due in three months or less    $            1,733  $           2,151

Due in over three to twelve
 months                                     1,892              2,005

Due in over twelve months                     750                100
                               ------------------  -----------------
     Total                     $            4,375  $           4,256
                               ==================  =================

     LOANS

     The following table classifies the Bank's loans according to type as of the dates shown:


                                                                 (Dollars in Thousands)
                                                                      December 31,
                                                                ---------------------------
                                      September 30, 1997         1996      1995      1994
                                      ------------------         ----      ----      ----
Installment                              $ 2,800                $ 2,454   $ 2,427   $ 2,283
Commercial, financial and agricultural     7,145                  7,717     6,181     5,419
Real estate-construction                   1,636                  1,435     2,176     6,169
Real estate-mortgage                      24,703                 25,026    28,020    25,294
Credit Card                                    7                      6         4         3
Overdrafts                                    44                     82        12        20
                                         -------                -------   -------   -------
 TOTAL                                    36,335                 36,720    38,820    39,188
Less allowance for loan losses               309                    327       433       370
Less unearned income                          --                     --        --         1
                                         -------                -------   -------   -------
  TOTAL NET                              $36,026                $36,393   $38,387   $38,817
                                         =======                =======   =======   =======

     The maturities of loans, net of unearned discount, at September 30, 1997, were as follows:

                                       (Dollars in Thousands)

                         Less than 1 year     $ 9,624

                         1-5 years              7,190

                         5-15 years            19,392

                         Over 15 years            129
                                              -------
                         Total                $36,335
                                              -------



     ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

     The provision for loan losses represents a determination by First University's management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of losses inherent in the loan portfolio. It is First University's policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also First University's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans and, while it is also First University's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

     In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the senior credit officer, the Chief

Executive Officer and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination of First University and the Bank.

     In evaluating the allowance for loan losses, management also considers First University's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, changes in lending and collection procedures, changes in loan volumes and quality of the First University's loan review system.

     The allowance for loan losses at September 30, 1997 was $309,000, compared to $327,000 at December 31, 1996, $433,000 at December 31, 1995, and $370,000 at
December 31, 1994. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the date presented.


                                                                         (Dollars in Thousands)

                                                As of and for the        As of and for the Years
Transaction in Allowance for                    Nine Months Ended                 Ended
        Loan Losses                               September 30,                December 31,
----------------------------                    -----------------        -----------------------
                                                      1997/1/              1996    1995    1994
                                                    --------              -----   -----    -----
Balance at Beginning of period                      $    327              $ 433   $ 370    $ 298
Charge-offs
  Commercial, financial and agricultural                  33                  3       5       70
  Credit card loans                                       --                 --       8       47
  Real estate-mortgage                                    --                 --      --       --
  Installment Loans                                        4                  2       6        2
  Credit card loans                                       --                 --      --       --
    Total charge-offs                                     37                  5      19      119
                                                    --------              -----   -----    -----
Recoveries
  Commercial, financial and agricultural                  19                  3       9       49
  Real estate-construction                                --                  1      53       34
  Real estate-mortgage                                    --                 --      --       --
  Installment Loans                                       --                  2      --        2
  Credit card loans                                       --                 --      --       --
                                                    --------              -----   -----    -----
    Total recoveries                                      19                  6      62       85

  Net charge-offs (recoveries)                            18                 (1)    (43)      34
  Provision charged (credited) to expense                 --               (107)     20      106
                                                    --------              -----   -----    -----
    Balance at end of period                          $  309              $ 327   $ 433    $ 370
                                                    ========              =====   =====    =====
Net charge-offs (recoveries) as a                        .05%                --    (.11%)    .10%
percentage of average loans


/(1)/ Annualized for 1997

     NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following is an analysis of non-performing assets as of the dates shown:


                                                        (Dollars in Thousands)
                                           September 30,     December 31,
                                           ------------- ---------------------
                                               1997       1996   1995   1994
                                               ----       ----   ----   ----
Loans accounted for on a nonaccrual basis    $  --       $  --  $  --  $  45
Accruing loans which are contractually past
  due 90 days or more as to principal or
  interest payments                             --       $  99     --    334
Troubled debt restructuring                     --          --     --      7
                                             -----       -----  -----  -----
    Total                                    $  --       $  99  $  --  $ 386
                                             =====       =====  =====  =====

     The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful.

     Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

     RETURN ON EQUITY AND ASSETS

     The return on equity and return on assets for the periods shown below are as follows:

                             For the Nine
                             Months Ended            For the Years Ended
                             September 30,              December 31,
                             -------------    ---------------------------------
                              1997/1/          1996          1995          1994
                             -------------    -----        ------        ------
Return on Average Assets       .61%           0.22%         1.00%         0.59%
Return on Average Equity      8.85%           3.31%        15.35%        10.53%
Average Equity to Average     6.85%           6.77%         6.53%         5.56%
 Assets Ratio
Dividend Payout Ratio           --              --            --            --


/(1)/ Annualized for 1997

                  RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1997. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

     First University's Board of Directors appointed Deloitte & Touche LLP as independent auditors for First University for the year ending December 31, 1997. Deloitte & Touche LLP has served as First University's and the Bank's independent auditors continuously since 1984.

     Compass has been advised by KPMG Peat Marwick LLP that KPMG Peat Marwick LLP does not have any direct financial interest or any material indirect financial interest in Compass or its affiliates other than arising from that firm's employment as auditors for Compass.

     First University has been advised by Deloitte & Touche LLP that Deloitte & Touche LLP does not have any direct financial interest or any material indirect financial interest in First University or its affiliates other than arising from that firm's employment as auditors for First University.

                                    EXPERTS

     The consolidated financial statements of Compass as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First University Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of September 30, 1997, Mr. Powell was the beneficial owner of an aggregate of approximately _________ shares of Compass Common Stock. Liddell, Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Bracewell & Patterson, LLP and Liddell, Sapp are also expected to render legal opinions as to certain matters acceptable to First University and Compass, respectively.

                                INDEMNIFICATION

     Compass' Bylaws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRST UNIVERSITY AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS--LIMITATION OF LIABILITY AND INDEMNIFICATION".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     First University's Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of First University's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy. SEE "INTRODUCTION".

FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

TABLE OF CONTENTS
________________________________________________________________________________

                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 F-2

CONSOLIDATED FINANCIAL STATEMENTS:

 Consolidated Balance Sheets of First University Corporation
  and Subsidiary as of December 31, 1996 and 1995 (audited)
   and September 30, 1997 (unaudited)                                        F-3

 Consolidated Statements of Income for the Years Ended
  December 31, 1996, 1995 and 1994 (audited) and the
   Nine Months Ended September 30, 1997 and 1996 (unaudited)                 F-4

 Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 1996, 1995 and 1994 (audited) and the
   Nine Months Ended September 30, 1997 (unaudited)                          F-5

 Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994 (audited) and the
   Nine Months Ended September 30, 1997 and 1996 (unaudited)                 F-6

 Notes to Consolidated Financial Statements                                  F-7

INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of First University Corporation:

We have audited the accompanying consolidated balance sheets of First University Corporation and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First University Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Houston, Texas
January 17, 1997
(September 25, 1997 as to Note 16)


FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                       SEPTEMBER 30,          DECEMBER 31,
                                                                                                       ---------------------------
ASSETS                                                                                     1997            1996           1995
                                                                                        (UNAUDITED)
Cash and due from banks (Note 2)                                                       $  2,895,766    $  2,535,440    $ 3,810,783
Federal funds sold                                                                        8,460,000       6,540,000      1,450,916
                                                                                       ------------    ------------   ------------
   Total cash and cash equivalents                                                       11,355,766       9,075,440      5,261,699

Trading account assets at fair value                                                      4,984,551       4,897,417      4,972,793
Interest-bearing deposits in financial institutions                                         503,516         899,061      1,182,000
Available-for-sale investment securities, at fair value (Note 3)                          8,444,942       7,594,996      5,889,361
Held-to-maturity investment securities (fair value of $1,861,799,
$1,920,405 and $1,914,711, respectively), at amortized cost (Note 3)                      1,838,588       1,937,997      1,939,376

Loans (Notes 4 and 5)                                                                    36,335,238      36,719,914     38,819,842
Less allowance for credit losses (Note 6)                                                  (309,166)       (326,870)      (433,346)
                                                                                       ------------    ------------   ------------
   Loans, net                                                                            36,026,072      36,393,044     38,386,496

Premises and equipment, net (Note 7)                                                      1,699,236       1,860,034      2,076,445
Accrued interest receivable                                                                 351,400         428,337        456,501
Other assets                                                                                478,453         440,695        166,173
                                                                                       ------------    ------------   ------------
TOTAL ASSETS                                                                           $ 65,682,524    $ 63,527,021     60,330,844

                                                                                       ============    ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
 Deposits:
  Noninterest-bearing                                                                  $ 13,783,596    $ 14,056,877     13,787,121
  Interest-bearing (Note 8)                                                              47,054,213      44,971,974     42,023,396
                                                                                       ------------    ------------   ------------
   Total deposits                                                                        60,837,809      59,028,851     55,810,517

Note payable (Note 9)                                                                        40,363          49,597         60,892
Accrued interest payable and other liabilities (Note 12)                                    272,793         234,155        391,250
                                                                                       ------------    ------------   ------------
   Total liabilities                                                                     61,150,965      59,312,603     56,262,659

                                                                                       ------------    ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 11 and 13)

STOCKHOLDERS' EQUITY (Note 14):
 Preferred stock, $1 par value; 5,000,000 shares authorized, none issued or outstanding
 Common stock, $1 par value; 5,000,000 shares authorized and 392,618 shares issued          302,618         302,618        302,618
 Capital surplus                                                                          1,774,975       1,774,975      1,774,975
 Undivided profits                                                                        3,073,811       2,787,036      2,651,413
 Unrealized net losses on available-for-sale securities, net of taxes of
  $5,975 (unaudited), $21,617 and $27,084, respectively                                     (11,598)        (41,964)       (52,574)
                                                                                       ------------    ------------   ------------
   Total                                                                                  5,139,806       4,822,665      4,676,432

Common stock in treasury, at cost, 40,004 shares in 1997 (unaudited), 1996 and 1995        (608,247)       (608,247)      (608,247)
                                                                                       ------------    ------------   ------------
   Total stockholders' equity                                                             4,531,559       4,214,418      4,068,185
                                                                                       ------------    ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $ 65,682,524    $ 63,527,021   $ 60,330,844
                                                                                       ============    ============   ============

See notes to consolidated financial statements.


FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------------



                                                     FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,                     FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------------         ----------------------------------------------

                                                     1997             1996               1996              1995             1994
                                                          (Unaudited)
INTEREST INCOME:
   Loans, including fees                         $ 2,469,492       $ 2,383,679        $ 3,211,186       $ 3,528,007     $ 2,901,142
   Investment securities                             468,543           263,617            386,918           481,372         557,985
   Trading account assets                            238,183           241,490            322,045           313,129         275,670
   Federal funds sold                                151,848           247,715            328,994             5,741          62,515
   Deposits in financial institutions                 33,541            45,601             60,308            95,734         191,936
                                                 -----------       -----------        -----------       -----------     -----------
                Total interest income              3,361,607         3,182,102          4,309,451         4,423,983       3,989,248
                                                 -----------       -----------        -----------       -----------     -----------
INTEREST EXPENSE:
   Deposits                                        1,138,507         1,077,060          1,445,274         1,276,259       1,078,415
   Federal funds purchased                                              19,149             19,149           107,590          15,574
   Notes payable                                       3,493             2,839              4,152             4,764
                                                 -----------       -----------        -----------       -----------     -----------
                Total interest expense             1,142,000         1,099,048          1,468,575         1,388,613       1,093,989
                                                 -----------       -----------        -----------       -----------     -----------
NET INTEREST INCOME                                2,219,607         2,083,054          2,840,876         3,035,370       2,895,259
                                                 -----------       -----------        -----------       -----------     -----------

(CREDIT) PROVISION FOR CREDIT LOSSES (Note 6)                         (107,000)          (107,000)           20,000         106,000
                                                 -----------       -----------        -----------       -----------     -----------
NET INTEREST INCOME AFTER (CREDIT)
   PROVISION FOR CREDIT LOSSES                     2,219,607         2,190,054          2,947,876         3,015,370       2,789,259
                                                 -----------       -----------        -----------       -----------     -----------
NONINTEREST INCOME:
   Customer service fees                             265,323           238,041            323,989           249,561         302,532
   Trading securities gains (losses), net             35,386          (145,494)           (88,126)          371,996        (315,134)
   Other                                             212,159           126,070            156,386           127,130         168,364
                                                 -----------       -----------        -----------       -----------     -----------
                Total noninterest income             512,868           218,617            392,249           748,687         155,762
                                                 -----------       -----------        -----------       -----------     -----------
NONINTEREST EXPENSE:
   Salaries and employee benefits                  1,223,823         1,249,106          1,672,303         1,492,351       1,301,854
   Net occupancy expense                             396,129           400,999            534,502           397,370         305,762
   Advertising and promotion                          40,867            76,625             92,752            95,853          45,365
   Data processing                                    45,460            49,339             64,184            57,476          31,542
   FDIC and OCC assessments                           26,525            20,700             27,816            88,947         145,027
   Other                                             594,577           613,867            806,015           764,793         627,650
                                                 -----------       -----------        -----------       -----------     -----------
                Total noninterest expense          2,327,381         2,410,636          3,197,572         2,896,790       2,457,200
                                                 -----------       -----------        -----------       -----------     -----------

INCOME (LOSS) BEFORE INCOME TAXES                    405,094            (1,965)           142,553           867,267         487,821

PROVISION FOR INCOME TAXES (Note 12)                 118,319             9,948              6,930           268,666         134,332
                                                 -----------       -----------        -----------       -----------     -----------

NET INCOME (LOSS)                                $   286,775       $   (11,913)       $   135,623       $   598,601     $   353,489
                                                 ===========       ===========        ===========       ===========     ===========
NET INCOME (LOSS) PER SHARE OF COMMON STOCK      $      1.09       $     (0.05)       $      0.52       $      2.24     $      1.26
                                                 ===========       ===========        ===========       ===========     ===========
AVERAGE SHARES OUTSTANDING                           262,614           262,614            262,614           267,593         279,481
                                                 ===========       ===========        ===========       ===========     ===========

See notes to consolidated financial statements.

FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                          UNREALIZED
                                                                                                           LOSS ON
                                                                                                          AVAILABLE-
                                           COMMON STOCK                                         LESS       FOR-SALE       TOTAL
                                        ------------------       CAPITAL       UNDIVIDED      TREASURY    SECURITIES,  STOCKHOLDERS'

                                        SHARES      AMOUNT       SURPLUS        PROFITS        STOCK      NET OF TAXES     EQUITY
BALANCE AT JANUARY 1, 1994              302,618    $302,618    $ 1,774,975    $ 1,699,323    $ (98,992)                 $ 3,677,924

   Net income                                                                     353,489                                   353,489

   Effect of adopting SFAS No. 115                                                                        $    (40)             (40)


   Purchase of 25,000 shares of
      treasury stock                                                                           (350,000)                   (350,000)


   Change in unrealized loss on
      available-for-sale investment
      securities, net of taxes                                                                            (201,364)        (201,364)

                                        -------    --------    -----------    -----------    ----------   --------      -----------

BALANCE AT DECEMBER 31, 1994            302,618     302,618      1,774,975      2,052,812      (448,992)  (201,404)       3,480,009

   Net income                                                                     598,601                                   598,601

   Purchase of 10,617 shares of
      treasury stock                                                                           (159,255)                   (159,255)


   Change in unrealized loss on
      available-for-sale investment
      securities, net of taxes                                                                             148,830          148,830
                                        -------    --------    -----------    -----------    ----------   --------      -----------

BALANCE AT DECEMBER 31, 1995            302,618     302,618      1,774,975      2,651,413      (608,247)   (52,574)       4,068,185

   Net income                                                                     135,623                                   135,623

   Change in unrealized loss on
      available-for-sale investment
      securities, net of taxes                                                                              10,610           10,610
                                        -------    --------    -----------    -----------    ----------   --------      -----------

BALANCE AT DECEMBER 31, 1996            302,618     302,618      1,774,975      2,787,036      (608,247)   (41,964)       4,214,418

   Net income (unaudited)                                                         286,775                                   286,775

   Change in unrealized loss on
      available-for-sale investment
      securities, net of taxes (unaudited)                                                                  30,366           30,366
                                        -------    --------    -----------    -----------    ----------   --------      -----------

BALANCE AT SEPTEMBER 30, 1997
   (UNAUDITED)                          302,618    $302,618    $ 1,774,975    $ 3,073,811    $ (608,247)  $(11,598)     $ 4,531,559
                                        =======    ========    ===========    ===========    ==========   ========      ===========

See notes to consolidated financial statements.

FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------


                                                         FOR THE NINE MONTHS ENDED
                                                                SEPTEMBER 30,               FOR THE YEARS ENDED DECEMBER 31,
                                                         --------------------------         --------------------------------
                                                            1997            1996           1996            1995           1994
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                       $   286,775    $   (11,913)    $   135,623    $   598,601    $   353,489
                                                         -----------    -----------     -----------    -----------    -----------
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  Amortization and accretion of premiums and discounts
   on investment securities, net                              (7,930)        11,642           8,635         44,045         93,282
  (Credit) provision for credit losses                                     (107,000)       (107,000)        20,000        106,000
  Gain on sale of real estate acquired by foreclosure                                                                     (30,784)
  Loss on sales of investment securities                                                                     8,305          7,430
  Depreciation and amortization                              176,742        182,603         242,582        185,969        131,473
  Decrease in accrued interest receivable                     76,937         95,744          28,164         21,586        (84,667)
  Decrease (increase) in other assets                        (37,758)      (302,555)       (274,522)         2,531        (17,339)
  Net decrease (increase) in trading account securities      (51,748)      (119,460)        (12,750)       328,016       (506,913)
  Increase (decrease) in accrued interest payable and
   other liabilities                                          22,996       (116,898)       (162,562)       167,795        (30,809)
  Realized and unrealized (gains) losses on trading
   securities                                                (35,386)       145,494          88,126       (371,996)       315,134
                                                         -----------    -----------     -----------    -----------    -----------
     Total adjustments                                       143,853       (210,430)       (189,327)       406,251        (17,193)
                                                         -----------    -----------     -----------    -----------    -----------

     Net cash (used in) provided by operating activities     430,628       (222,343)        (53,704)     1,004,852        336,296
                                                         -----------    -----------     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of available-for-sale securities                (2,463,348)                    (3,856,005)                   (2,032,222)
 Proceeds from sales of available-for-sale securities                                                    1,944,438      2,122,054
 Proceeds from maturities and principal paydowns of
  available-for-sale securities                            1,666,749      2,036,013       2,159,191        314,026      1,375,994
 Purchase of held-to-maturity investment securities                                                                    (1,834,823)
 Proceeds from maturities of held-to-maturity securities     100,000
 Net decrease in interest-bearing deposits with banks        395,545         89,060         289,939      1,289,000      2,479,000
 Net decrease (increase) in loans                            366,972      2,461,246       2,100,452        369,865     (6,735,862)
 Purchase of bank premises and equipment                     (18,272)       (23,335)        (26,171)      (962,546)      (233,199)
 Proceeds from sale of bank premises and equipment             2,328                                        40,359        278,629
                                                         -----------    -----------     -----------    -----------    -----------
     Net cash provided by (used in) investing activities      49,974      4,562,984         660,406      2,995,142     (4,580,429)
                                                         -----------    -----------     -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                       1,808,958        912,989       3,218,334       (217,614)    (1,658,827)
 Other borrowings                                                                                       (1,200,000)     1,200,000
 Payments to acquire treasury stock                                                                        (93,120)      (350,000)
 Payments on note payable                                    (9,234)         (8,366)        (11,295)        (5,243)
                                                         -----------    -----------     -----------    -----------    -----------
     Net cash provided by (used in) financing activities   1,799,724        904,623       3,207,039     (1,515,977)      (808,827)
                                                         -----------    -----------     -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                               2,280,326      5,245,264       3,813,741      2,484,017     (5,052,960)

CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                                    9,075,440      5,261,699       5,261,699      2,777,682      7,830,642
                                                         -----------    -----------     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $11,355,766    $10,506,963     $ 9,075,440    $ 5,261,699    $ 2,777,682
                                                         ===========    ===========     ===========    ===========    ===========

Interest paid                                            $ 1,135,500    $ 1,102,574     $ 1,481,336    $ 1,356,268    $ 1,058,533
Taxes paid                                                    59,962        140,653         140,653        159,525        180,423

Noncash investing activities:

 The Company acquired certain real estate through foreclosure of collateral securing loans totaling $40,359 and $14,350 during
  1995 and 1994, respectively.

 In 1995, the Company purchased 10,617 shares of treasury stock by issuing a promissory note to a shareholder for $66,135.
  Activity related to the implementatiion of SFAS No. 115: securities of $9,950,924 reclassified in 1994 from held-to-maturity to available-for-sale.

See notes to consolidated financial statements.

FIRST UNIVERSITY CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     NATURE OF OPERATIONS - First University Corporation and subsidiary (the "Company") is a bank holding company headquartered in Houston, Texas, that provides retail and commercial banking services through West University Bank, N.A. (the "Bank"), its Texas-chartered bank subsidiary. The Bank provides a broad line of financial products and services to small to medium-sized businesses and consumers.

     SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - The accounting and reporting policies of the Company conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, West University Bank, N.A. All material intercompany transactions have been eliminated in consolidation.

     The accompanying consolidated financial statements and information as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation. The results from operations for the periods ended September 30, 1997 and 1996 are not necessarily reflective of the annual results.

     TRADING ACCOUNT SECURITIES - Trading account securities are carried at market value. Gains and losses realized on the sale of trading account assets and unrealized valuation adjustments to market value are reflected in noninterest income. Interest earned on trading account assets is included in interest income.

     INVESTMENT SECURITIES - Held-to-maturity investment securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's credit worthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities held to maturity may be sold or transferred to another portfolio.

     Available-for-sale investment securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax, as a separate component of stockholders' equity until realized. Securities within the available-for-sale portfolio may be used as part of the Company's assets/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

     LOANS - Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. The related interest income for installment loans is recognized principally using the "sum of the digits" method of accounting which records interest in proportion to the declining outstanding balances of the loans; for single payment loans, such income is recognized using the straight-line method. Both methods approximate the interest method.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." SFAS No. 114 applies only to impaired loans, with the exception of groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is defined as impaired by SFAS No. 114 if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement. Specifically, SFAS No. 114 requires that the allowance for credit losses related to impaired loans be determined based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Prior to the adoption of SFAS No. 114, the Company's methodology for determining the adequacy of the allowance for credit losses did not incorporate the concept of the time value of money and the expected future interest cash flow.

     As permitted by SFAS No. 118, interest revenue received on impaired loans continues to be either applied against principal or realized as interest revenue, according to management's judgment as to the collectibility of principal.

     NONPERFORMING LOANS AND PAST DUE LOANS - Included in the nonperforming loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

     Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

     ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

     Throughout the year, management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb reasonable anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb anticipated losses.

     Management's judgment as to the level of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

     It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb anticipated losses which may exist in the current loan portfolio.

     PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets.

     REAL ESTATE ACQUIRED BY FORECLOSURE - The Company records real estate acquired by foreclosure at the lesser of the outstanding loan amount (including accrued interest, if any) or fair value less estimated costs to sell at the time of foreclosure. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other noninterest expenses.

     INCOME TAXES - The Bank and its parent, First University Corporation, file a consolidated federal income tax return. The Bank provides an allocation of income taxes (payable to its parent) equal to the current taxes that otherwise would have been provided on its earnings. Deferred income taxes are provided for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes.

     Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

     STATEMENTS OF CASH FLOWS - Cash and cash equivalents include cash and due from banks and federal funds sold; generally, federal funds are sold for one-day periods.

     RECENT ACCOUNTING STANDARDS - Effective January 1, 1996, the Bank adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets (and related goodwill) to be held and used and for such assets held for disposal. Implementation of this pronouncement had no material adverse effect on the Company's consolidated financial statements.

     In June 1996 SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. This statement requires that after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards of distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Implementation of this pronouncement should have no material effect on the consolidated financial statements.

     NET INCOME PER SHARE - Net income per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding.

2.   CASH AND DUE FROM BANKS

     The Company is required to maintain average reserve balances with the Federal Reserve Bank. "Cash and due from banks" in the consolidated balance sheets included amounts so restricted of $1,042,000 at December 31, 1996 and $702,000 at December 31, 1995.

3.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments in debt securities are as follows:

                                                              DECEMBER 31, 1996
                             -----------------------------------------------------------------------------------------
                                                    GROSS          GROSS           ESTIMATED
                                  AMORTIZED       UNREALIZED     UNREALIZED          MARKET             CARRYING
      HELD TO MATURITY              COST            GAINS          LOSSES            VALUE               VALUE
Obligations of states
   and political subdivisions     $1,937,997      $     4,416    $ (22,008)       $ 1,920,405         $ 1,937,997
                                  ==========      ===========    =========        ===========         ===========
     AVAILABLE FOR SALE

Obligations of
   government agencies            $2,530,777      $       389    $ (19,382)       $ 2,511,784         $ 2,511,784
Mortgage-backed securities         5,127,799            4,967      (49,554)         5,083,212           5,083,212
                                  ----------      -----------    ---------        -----------         -----------

Total                             $7,658,576      $     5,356    $ (68,936)       $ 7,594,996         $ 7,594,996
                                  ==========      ===========    =========        ===========         ===========

                                                                DECEMBER 31, 1995
                                 ------------------------------------------------------------------------------------
                                                      GROSS           GROSS           ESTIMATED
                                  AMORTIZED         UNREALIZED      UNREALIZED          MARKET            CARRYING
      HELD TO MATURITY               COST             GAINS           LOSSES            VALUE               VALUE
Obligations of states
   and political subdivisions    $ 1,939,376      $     5,960        $(30,625)       $ 1,914,711          $1,939,376
                                 ===========      ===========        =========       ===========          ===========
     AVAILABLE FOR SALE

U.S. Treasury securities         $ 1,209,907      $     1,843                        $ 1,211,750          $1,211,750
Obligations of
   government agencies             2,010,767           17,112        $(27,519)         2,000,360           2,000,360
Mortgage-backed securities         2,748,345                          (71,094)         2,677,251           2,677,251
                                 -----------      -----------        ---------       -----------          -----------
Total                            $ 5,969,019      $    18,955        $(98,613)       $ 5,889,361          $5,889,361
                                 ===========      ===========        =========       ===========          ===========

   The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Estimated
                                                   Amortized        Market
      Held to Maturity                                Cost           Value

Due in one year or less                           $  100,203      $  100,363
Due after one year through five years
Due after five years through ten years               102,222         100,936
Due after ten years                                1,735,572       1,719,106
                                                  ----------      ----------
Total                                             $1,937,997      $1,920,405
                                                  ==========      ==========


                                                                  Estimated
                                                   Amortized        Market
         Available for Sale                           Cost           Value

Due in one year or less                           $  750,025      $  749,140
Due after one year through five years              1,486,853       1,468,745
Due after five years through ten years
Due after ten years                                  293,899         293,899
                                                  ----------      ----------
Subtotal                                           2,530,777       2,511,784

Mortgage-backed securities and collateralized
   mortgage obligations                            5,127,799       5,083,212
                                                  ----------      ----------
Total                                             $7,658,576      $7,594,996
                                                  ==========      ==========

   Proceeds from sales of available-for-sale securities were $0, $1,944,438 and $2,122,054 for 1996, 1995 and 1994, respectively. Gross losses realized on these sales were $8,305 for 1995. Gross gains of $1,203 and gross losses of $8,633 were realized for 1994.

   The Company does not own any investment securities of any one issuer the aggregate adjusted cost of which exceeds 10% of the consolidated stockholders' equity at December 31, 1996. Investment securities with an amortized cost of $5,216,073 and $5,939,885 and an estimated market value of $5,130,328 and $5,858,058 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and securities sold under repurchase agreements and for other purposes required or permitted by law.

4. LOANS

   The loan portfolio consists of the various types of loans made principally to borrowers located in Harris County, Texas, and is classified by major type as follows:

                                                                            December 31,
                                                                   ----------------------------
                                                                       1996             1995
   Commercial, financial and industrial                            $ 7,717,414      $ 6,181,072
   Real estate mortgage:
       1-4 family residential                                       23,920,782       26,230,526
       Multifamily residential                                         137,772          138,856
       Other                                                           967,231        1,650,074
                                                                   -----------      -----------
                Total real estate mortgage                          25,025,785       28,019,456

   Real estate construction (1-4 family residential)                 1,434,726        2,176,247
   Installment                                                       2,541,989        2,443,124
                                                                   -----------      -----------

                Total                                               36,719,914       38,819,899

   Less unearned discount and unearned fees                                                  57
                                                                   -----------      -----------
   Loans, net                                                      $36,719,914      $38,819,842
                                                                   ===========      ===========

   Loan maturities and rate sensitivity of the loan portfolio at December 31, 1996, excluding installment and real estate mortgage loans before unearned income, are as follows:

                                             Within          One -        Five Years
                                           One Year       Five Years       or More         Total
   Commercial, financial and industrial   $4,605,150      $2,812,542      $ 299,722      $7,717,414
   Real estate - construction              1,286,196         148,530                      1,434,726
                                          ----------      ----------      ---------      ----------

                Total                     $5,891,346      $2,961,072      $ 299,722      $9,152,140
                                          ==========      ==========      =========      ==========
   Loans at fixed interest rates                          $1,745,400      $  56,003
   Loans at variable interest rates                        1,215,672        243,719
                                                          ----------      ---------

                Total                                     $2,961,072      $ 299,722
                                                          ==========      =========

   As of December 31, 1996 and 1995, loans outstanding to directors, officers and their affiliates were $1,318,265 and $921,447, respectively. In the opinion of management, all transactions entered into between the Company and such related parties have been, and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons.

   An analysis of activity with respect to these related-party loans is as follows:

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                            ---------------------------
                                               1996              1995

   Beginning balance                        $  921,447        $ 844,557
   New loans                                 1,006,979          215,828
   Repayments/reductions                      (610,161)        (138,938)
                                            ----------        ---------

   Ending balance                           $1,318,265        $ 921,447
                                            ==========        =========

   As discussed in Note 1, the Company adopted SFAS No. 114 and SFAS No. 118 effective January 1, 1995. Adoption of these statements had no impact on the Company's financial statements including the level of the allowance for credit losses. Instead, it resulted only in a reallocation of the existing allowance for credit losses.

   At December 31, 1996, the Bank had no recorded investment in impaired loans under SFAS No. 114. Therefore, no SFAS No. 114 reserve is required. At December 31, 1995, the recorded investment in impaired loans under SFAS No. 114 was $202,906, which required a SFAS No. 114 allowance for credit losses of $45,000. The Company recognized interest revenue on these impaired loans of $23,030 in 1995.

5. NONPERFORMING LOANS AND PAST DUE LOANS

   The following table presents information relating to nonperforming loans and past due loans:

                                                             DECEMBER 31,
                                                           ----------------
                                                             1996    1995

   90 days or more past due loans, not on nonaccrual       $99,000   $233
                                                           =======   ====

   Total interest foregone on nonaccrual and restructured loans was $0 for both years ended December 31, 1996 and 1995 and $2,303 for the year ended December 31, 1994.

6. ALLOWANCE FOR CREDIT LOSSES

                                              YEAR ENDED DECEMBER 31,
                                        -----------------------------------
                                          1996          1995         1994

   Beginning balance                    $  433,346   $ 370,496   $  297,774
     Provision                            (107,000)     20,000      106,000
     Loans charged off                      (4,734)    (18,863)    (118,844)
     Loan recoveries                         5,258      61,713       85,566
                                        ----------   ---------   ----------

   Balance at end of year               $  326,870   $ 433,346   $  370,496
                                        ==========   =========   ==========

7.  PREMISES AND EQUIPMENT

                                                     December 31,
                                             --------------------------
                                                 1996            1995

    Land                                     $  238,800      $  238,800
    Buildings                                 2,039,111       2,028,266
    Furniture, fixtures and equipment         1,625,247       1,609,921
                                             ----------      ----------
    Total                                     3,903,158       3,876,987

    Less accumulated depreciation             2,043,124       1,800,542
                                             ----------      ----------
    Premises and equipment, net              $1,860,034      $2,076,445
                                             ==========      ==========

8.  DEPOSITS

    Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996 and 1995 are as follows:

                                                December 31,
                                        --------------------------
                                            1996            1995

    Three months or less                $2,151,253      $2,725,205
    Four through twelve months           2,005,008       2,004,425
    Furniture, fixtures and equipment      100,000         705,057
                                        ----------      ----------
    Total                               $4,256,261      $5,434,687
                                        ==========      ==========

    Interest expense for certificates of deposit in excess of $100,000 was $264,245, $219,021 and $126,274 for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company had brokered deposits of $0 and $100,000 at December 31, 1996 and 1995, respectively. There are no major concentrations of deposits.

9.  NOTE PAYABLE

    In April 1995 the Company signed a promissory note with a shareholder in the amount of $66,135 to purchase his outstanding stock. The principal and accrued interest at 10% is payable in quarterly installments of $4,242 beginning July 1, 1995 through April 1, 2000. Interest expense of $4,152 and $4,767 has been recognized as of December 31, 1996 and 1995, respectively.

10. INTEREST RATE RISK

    The Company is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and long-term, fixed-rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with variable and fixed rates. The real estate loans are more sensitive to interest rate risk than the commercial loans because of their fixed rates and longer maturity characteristics.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Company is a party to various financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of such instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

    The following is a summary of the various financial instruments entered into by the Company as of December 31, 1996 and 1995:

                                                                                    1996         1995
      Financial instruments whose contract amount represents credit risk -
        Standby letters of credit                                               $   99,000   $   57,500
        Commitments to extend credit                                             4,234,105    2,220,504

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

    The Company evaluates customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

12. INCOME TAXES

    The components of the provision for federal income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                 1996        1995        1994

     Current                                    $5,683     $268,666    $166,607
     Deferred                                    1,247                  (32,275)
                                                ------     --------    --------

     Total                                      $6,930     $268,666    $134,332
                                                ======     ========    ========

   Significant deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                          1996           1995
     Deferred tax (liabilities) assets:
       Franchise taxes                                  $ (2,351)      $  8,395
       Depreciable assets and other                       61,788         16,265
       Unrealized loss on available-for-sale securities   21,617         27,084
       Allowance for credit losses                       (91,863)       (55,839)
                                                        --------       --------

     Net deferred tax (liability asset before
      valuation allowance                                (10,809)        (4,095)

     Valuation allowance                                --------       --------

     Net deferred tax (liability) asset                 $(10,809)      $ (4,095)
                                                        ========       ========

   The provision for federal income taxes for the years ended December 31, 1996, 1995 and 1994 differs from the amount computed by applying the federal income tax statutory rate on income as follows:


                                               1996       1995       1994

     Taxes calculated at statutory rate      $ 48,468   $294,871   $ 165,859
     (Decrease) increase resulting from:
        Tax-exempt interest                   (30,811)   (29,155)    (29,405)
        Graduated rate differential           (16,799)
        Other, net                              6,072      2,950      (2,122)
                                             --------   --------   ---------

     Total                                   $  6,930   $268,666   $ 134,332
                                             ========   ========   =========

13. COMMITMENTS AND CONTINGENCIES

    LEASES - A summary of noncancelable future operating lease commitments follows:

                      1997                    $  101,000
                      1998                        81,000
                      1999                        78,000
                      2000                        90,000
                      2001                        90,000
                      Thereafter                 822,500
                                              ----------

                      Total                   $1,262,500
                                              ==========

   It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment.

   Rent expense under all noncancelable operating lease obligations aggregated $129,000, $83,099 and $50,075 for 1996, 1995 and 1994, respectively.

   LITIGATION - Various lawsuits are pending against the Company. Company management, after reviewing these suits with outside counsel, considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

14. REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Any bank that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the Company's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital requirements based on the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

    To meet the capital adequacy requirements, the Company and the Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of December 31, 1996, the Company and the Bank met all capital adequacy requirements.

    As of September 30, 1995, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized the Bank well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital amounts and ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                       TO BE WELL-
                                                                                                     CAPITALIZED UNDER
                                                                                   FOR CAPITAL       PROMPT CORRECTIVE
                                                            ACTUAL              ADEQUACY PURPOSES    ACTION PROVISIONS
                                                   ---------------------     --------------------    ------------------
                                                     AMOUNT        RATIO       AMOUNT       RATIO     AMOUNT      RATIO

As of December 31, 1996:
 Total Capital (to Risk Weighted Assets)
  Company                                          $ 4,538,049     14.1%     $2,577,736      8.0%       N/A         N/A
  Bank                                               4,587,515     14.2%      2,577,686      8.0%    $3,222,108    10.0%
 Tier I Capital (to Risk Weighted Assets)
  Company                                            4,211,179     13.1%      1,288,868      4.0%       N/A         N/A
  Bank                                               4,260,645     13.2%      1,288,843      4.0%     1,933,265     6.0%
 Tier I Capital (to Total Assets)
  Company                                            4,211,179      6.8%      2,477,157      4.0%       N/A         N/A
  Bank                                               4,260,645      6.9%      2,477,100      4.0%     1,611,054     5.0%

As of December 31, 1995:
 Total Capital (to Risk Weighted Assets)
  Company                                            4,544,105     14.3%      2,542,011      8.0%       N/A         N/A
  Bank                                               4,608,980     14.4%      2,541,100      8.0%    3,177,450     10.0%
 Tier I Capital (to Risk Weighted Assets)
  Company                                            4,120,759     13.0%      1,271,005      4.0%       N/A         N/A
  Bank                                               4,175,634     13.1%      1,270,980      4.0%     1,906,470     6.0%
 Tier I Capital (to Total Assets)
  Company                                            4,120,759      6.8%      2,423,715      4.0%       N/A         N/A
  Bank                                               4,175,634      6.9%      2,423,658      4.0%     3,029,573     5.0%

    Dividends paid by the Bank to the Company are subject to restrictions by certain regulatory agencies. Approximately $606,859 was available for payment of dividends at December 31, 1996 under these restrictions.

15. PARENT-COMPANY-ONLY FINANCIAL INFORMATION

    The following are parent-company-only condensed balance sheets as of December 31, 1996 and 1995, condensed statements of income and condensed statements of cash flows for the years then ended:

CONDENSED BALANCE SHEETS,
DECEMBER 31, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------


ASSETS                                                                 1996            1995
Cash                                                                $    1,941      $    9,349
Interest-bearing deposits in financial institutions                      1,000           1,000
Investment in subsidiary                                             4,263,884       4,123,060
Premises and equipment, net                                                430             430
                                                                    ----------      ----------
TOTAL                                                               $4,267,255      $4,133,839
                                                                    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable                                                        $   49,597      $   60,892
Other liabilities                                                        3,240           4,762
                                                                    ----------      ----------

                Total liabilities                                       52,837          65,654
                                                                    ----------      ----------

Common stock                                                           302,618         302,618
Capital surplus                                                      1,774,975       1,774,975
Retained earnings                                                    2,787,036       2,651,413
Unrealized net losses on subsidiary's available-for-sale securities,
   net of taxes of $21,617 and $27,084, respectively                   (41,964)        (52,574)
                                                                    ----------      ----------

                Total                                                4,822,665       4,676,432

Common stock in treasury, at cost                                     (608,247)       (608,247)
                                                                    ----------      ----------

                Total stockholders' equity                           4,214,418       4,068,185
                                                                    ----------      ----------

TOTAL                                                               $4,267,255      $4,133,839
                                                                    ==========      ==========


CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
-----------------------------------------------------------------------------------------------------------------------


OPERATING INCOME:
  Other income                                       $  2,019     $  3,818    $  8,421
  Dividend from subsidiary                             25,000      105,000     350,000
                                                     --------     --------    --------

         Total operating income                        27,019      108,818     358,421
                                                     --------     --------    --------

OPERATING EXPENSE:
  Interest expense                                      4,152        4,767
  Other expenses                                       17,458       16,240      15,990
                                                     --------     --------    --------

         Total operating expense                       21,610       21,007      15,990
                                                     --------     --------    --------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARY                                5,409       87,811     342,431

EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARY                                          130,214      510,790      11,058
                                                     --------     --------    --------

NET INCOME                                           $135,623     $598,601    $353,489
                                                     ========     ========    ========



CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
-------------------------------------------------------------------------------------------------


                                                                     1996        1995         1994
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                      $135,623     $598,601     $353,489
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Increase (decrease) in other liabilities                       (1,522)       1,522           (1)
      Dividends from subsidiary                                      25,000      105,000      350,000
                                                                   --------     --------     --------

                Net cash provided by operating activities           159,101      705,123      703,488
                                                                   --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Equity in earnings of subsidiary                                (155,214)    (615,790)    (361,058)
                                                                   --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments to acquire treasury stock                                            (93,120)    (350,000)
   Payments on note payable                                         (11,295)      (5,243)
                                                                   --------     --------     --------

                Net cash used in financing activities               (11,295)     (98,363)    (350,000)
                                                                   --------     --------     --------
NET DECREASE IN CASH AND CASH
   EQUIVALENTS                                                       (7,408)      (9,030)      (7,570)

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                                  9,349       18,379       25,949
                                                                   --------     --------     --------
CASH AND CASH EQUIVALENTS,
   END OF YEAR                                                     $  1,941     $  9,349     $ 18,379
                                                                   ========     ========     ========


16. SUBSEQUENT EVENT

    On September 25, 1997, the Company entered into an agreement and plan of merger with a bank holding company to exchange all of the Company's outstanding common stock for common stock of the bank holding company. The letter of intent does not constitute a binding agreement and is subject to due diligence investigations, completion of a merger agreement, regulatory approval and approval from the bank holding company's and the Company's Board of Directors and stockholders.

                                     ******

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                   -----------------------------------------

     This Amendment to Agreement and Plan of Merger (this "Amendment") dated as of November 21, 1997 is entered into by and among Compass Bancshares, Inc. ("Compass"), Compass Texas Acquisition Corp. ("CTA") and First University Corporation. (the "Company").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of September 25, 1997 (the "Merger Agreement");

     WHEREAS, the Merger Agreement requires that an existing or new subsidiary of Compass shall be merged with the Company, with the existing or new subsidiary being the surviving entity;

     WHEREAS, CTA is such existing or new subsidiary;

     WHEREAS, Section 8.3 of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making CTA a party thereto; and

     WHEREAS, the parties desire to otherwise amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

          2. Upon execution of this Amendment, CTA shall become a party to the Merger Agreement, shall be deemed to be Compass Texas as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Compass Texas as provided in the Merger Agreement.

          4. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

          5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

          6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.



ATTEST:                                 COMPASS BANCSHARES, INC.



By:________________________________     By:______________________________
 Its                                     Its


ATTEST:                                 COMPASS TEXAS ACQUISITION CORP.



By:________________________________     By:______________________________
 Its                                     Its


ATTEST:                                 FIRST UNIVERSITY CORPORATION



                                        By:______________________________
By:________________________________      Its
 Its


H1995A/168241-3

================================================================================


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            COMPASS BANCSHARES, INC.


                                      AND


                          FIRST UNIVERSITY CORPORATION



                         Dated as of September 25, 1997





================================================================================

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

ARTICLE I...........................................................................1
     THE MERGER.....................................................................1
          SECTION 1.1     The Merger................................................1
          SECTION 1.2     Effective Time............................................1
          SECTION 1.3     Certain Effects of the Merger.............................2
          SECTION 1.4     Certificate of Incorporation and By-Laws..................2
          SECTION 1.5     Directors and Officers....................................2
          SECTION 1.6     Conversion of Shares......................................2
          SECTION 1.7     Shareholders' Meeting.....................................3
          SECTION 1.8     Registration of the Compass Common Stock..................4
          SECTION 1.9     Closing...................................................4

ARTICLE II..........................................................................5
     DISSENTING SHARES; EXCHANGE OF SHARES..........................................5
          SECTION 2.1     Dissenting Shares.........................................5
          SECTION 2.2     Exchange of Shares........................................5

ARTICLE III.........................................................................6
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................6
          SECTION 3.1     Organization and Qualification............................6
          SECTION 3.2     Company Capitalization....................................7
          SECTION 3.3     Subsidiary Capitalization; Other Securities...............7
          SECTION 3.4     Authority Relative to the Agreement.......................8
          SECTION 3.5     No Violation..............................................8
          SECTION 3.6     Consents and Approvals....................................9
          SECTION 3.7     Regulatory Reports........................................9
          SECTION 3.8     SEC Status; Securities Issuances..........................9
          SECTION 3.9     Financial Statements......................................9
          SECTION 3.10    Absence of Certain Changes...............................10
          SECTION 3.11    Company Indebtedness.....................................12
          SECTION 3.12    Litigation...............................................12
          SECTION 3.13    Tax Matters..............................................12
          SECTION 3.14    Employee Benefit Plans...................................13
          SECTION 3.15    Employment Matters.......................................15
          SECTION 3.16    Leases, Contracts and Agreements.........................15
          SECTION 3.17    Related Company Transactions.............................16
          SECTION 3.18    Compliance with Laws.....................................16
          SECTION 3.19    Insurance................................................17
          SECTION 3.20    Loans....................................................17


          SECTION 3.21    Fiduciary Responsibilities...............................17
          SECTION 3.22    Patents, Trademarks and Copyrights.......................17
          SECTION 3.23    Environmental Compliance.................................17
          SECTION 3.24    Regulatory Actions.......................................19
          SECTION 3.25    Title to Properties; Encumbrances........................19
          SECTION 3.26    Shareholder List.........................................20
          SECTION 3.27    Proxy Statement..........................................20
          SECTION 3.28    Dissenting Shareholders..................................20
          SECTION 3.29    Section 368 Representations..............................21
          SECTION 3.30    Employee Stock Options...................................22
          SECTION 3.31    Accounting Matters.......................................22
          SECTION 3.32    Representations Not Misleading...........................22

ARTICLE IV.........................................................................22
     REPRESENTATIONS AND WARRANTIESOF COMPASS......................................22
          SECTION 4.1     Organization and Authority...............................22
          SECTION 4.2     Authority Relative to Agreement..........................22
          SECTION 4.3     Financial Reports........................................23
          SECTION 4.4     Capitalization...........................................24
          SECTION 4.5     Consents and Approvals...................................24
          SECTION 4.6     Proxy Statement..........................................24
          SECTION 4.7     Availability of Compass Common Stock.....................25
          SECTION 4.8     Representations Not Misleading...........................25

ARTICLE V..........................................................................25
     COVENANTS OF THE COMPANY......................................................25
          SECTION 5.1     Affirmative Covenants of the Company.....................25
          SECTION 5.2     Negative Covenants of the Company........................27

ARTICLE VI.........................................................................29
     ADDITIONAL AGREEMENTS.........................................................29
          SECTION 6.1     Access To, and Information Concerning, Properties
                          and Records..............................................29
          SECTION 6.2     Filing of Regulatory Approvals and SEC Filings...........30
          SECTION 6.3     Miscellaneous Agreements and Consents....................30
          SECTION 6.4     Company Indebtedness.....................................30
          SECTION 6.5     Best Good Faith Efforts..................................30
          SECTION 6.6     Exclusivity..............................................30
          SECTION 6.7     Public Announcement......................................31
          SECTION 6.8     Employee Benefit Plans...................................31
          SECTION 6.9     Merger of Bank...........................................32
          SECTION 6.10    Environmental Matters....................................32



          SECTION 6.11    Proxies..................................................33
          SECTION 6.12    Cooperation on Texas Receipts............................33
          SECTION 6.13    Exchange Agreement.......................................33
          SECTION 6.14    Director and Officer  Indemnification....................34
          SECTION 6.15    Exercise of Convertible Securities.......................34
          SECTION 6.17    Periodic Filings.........................................34
          SECTION 6.18    Rule 144.................................................34

ARTICLE VII........................................................................34
     CONDITIONS TO CONSUMMATION OF THE MERGER......................................34
          SECTION 7.1     Conditions to Each Party's Obligation to Effect the
                          Merger...................................................34
          SECTION 7.2     Conditions to the Obligations of Compass and Compass
                          Texas to Effect the Merger...............................35
          SECTION 7.3     Conditions to the Obligations of the Company to Effect
                          the Merger...............................................37

ARTICLE VIII.......................................................................37
     TERMINATION; AMENDMENT; WAIVER................................................37
          SECTION 8.1     Termination..............................................37
          SECTION 8.2     Effect of Termination....................................38
          SECTION 8.3     Amendment................................................38
          SECTION 8.4     Extension; Waiver........................................39

ARTICLE IX.........................................................................39
     SURVIVAL......................................................................39
          SECTION 9.1     Survival of Representations and Warranties...............39

ARTICLE X..........................................................................39
     MISCELLANEOUS.................................................................39
          SECTION 10.1    Expenses.................................................39
          SECTION 10.2    Brokers and Finders......................................39
          SECTION 10.3    Entire Agreement; Assignment; Compass Successors.........39
          SECTION 10.4    Further Assurances.......................................40
          SECTION 10.5    Enforcement of the Agreement.............................40
          SECTION 10.6    Severability.............................................40
          SECTION 10.7    Notices..................................................40
          SECTION 10.8    Governing Law............................................41
          SECTION 10.9    Descriptive Headings.....................................42
          SECTION 10.10   Parties in Interest......................................42
          SECTION 10.11   Counterparts.............................................42
          SECTION 10.12   Incorporation by References..............................42
          SECTION 10.13   Certain Definitions......................................42

ATTACHMENTS

     EXHIBITS

          A.   Pooling Transfer Restrictions Agreement

          B.    Exchange Agent Agreement

          C.  Pooling of Interest Criteria

          D.   Voting Agreement and Irrevocable Proxy

          E.   Opinion of Counsel for the Company and the Bank

          F.   Opinion of Counsel for Compass and Compass Texas

          G.   Amendment to Agreement and Plan of Merger

          H. Compass Texas Representations Certificate

          I.   Release

          J.   Release

LIST OF SCHEDULES

Schedule 3.2        Terms of the Undesignated Preferred Stock; Company
                    Capitalization

Schedule 3.3        Subsidiary Capitalization; List of Equity Ownership

Schedule 3.5        Violations of Law; Conflicts of Interest; Share Litigation;
                    Termination of Existence

Schedule 3.6        Company Prior Consents

Schedule 3.7        Regulatory Reports

Schedule 3.10       Absence of Material Changes or Adverse Effects

Schedule 3.12       Company Legal Proceedings

Schedule 3.13       Tax Liabilities

Schedule 3.14(a)    Employee Welfare Benefit Plans

Schedule 3.14(b)    Employee Pension Benefit Plans

Schedule 3.14(c)    Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension
                    Benefit Plans

Schedule 3.15       Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17       Related Company Transactions

Schedule 3.18       Compliance with Laws

Schedule 3.19       Insurance Policies

Schedule 3.20       Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22       Patents, Trademarks and Copyrights

Schedule 3.23       Environmental Compliance

Schedule 3.24       Regulatory Actions; Agreements

Schedule 3.25       Title to Properties; Title Policies; Property

Schedule 3.29       Company Shareholders Disposing of Stock

Schedule 3.30       Stock Option Plans

Schedule 4.2        Compass Prior Consents

Schedule 5.1(j)     List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of the Company and the Bank

Schedule 6.11       List of Proxy Holders Voting Affirmatively for the Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of September 25, 1997, is by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and First University Corporation, a Texas corporation ("Company").

     WHEREAS, Compass desires to affiliate with the Company and its wholly owned subsidiary, West University Bank, National Association, a national banking association (the "Bank"), and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "GCL"), the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, but not prior to January 1, 1998. Following the Merger, Compass Texas shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

      SECTION 1.2 Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the filing by the Delaware Secretary of State of a Certificate of Merger in the form required by and executed in accordance with the relevant provisions of the GCL and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

      SECTION 1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and in the GCL.

      SECTION 1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

      SECTION 1.5 Directors and Officers. The directors and officers of Compass Texas at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

      SECTION 1.6 Conversion of Shares. (a) Each share of the Company's common stock, par value $1.00 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing the Company shall calculate and certify to Compass the Common Shares Outstanding.

     (b) (i) Each holder of Company Common Stock shall receive Merger Consideration in the form of shares of Compass common stock, $2.00 par value per share ("Compass Common Stock"). The "Share Determination Market Value" shall mean the average closing sale price of the Compass Common Stock reported by the NASDAQ National Market System for the twenty days of trading preceding the fifth business day prior to the date upon which Compass notifies the Company in writing of its proposed date for consummation of the Merger ("Closing Notification"). To provide the Merger Consideration, Compass agrees to issue an aggregate number of shares of Compass Common Stock equal to the greater of (y) 350,000 or (z) the quotient of $10,500,000 divided by the Share Determination Market Value ("New Shares"). Each holder of Company Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the Common Shares Outstanding.

          (ii) In the event the Share Determination Market Value is less than $30.00 per share, Compass may terminate this Agreement (the "Pricing Termination Option") by written notice to the Company within four business days from the date of Closing Notification to the persons and at the facsimile number(s) set forth in Section 10.7 for the Company. In the event Compass exercises its Pricing Termination Option and the Company fails to exercise its Termination Rejection Option as set forth below, this Agreement shall be deemed terminated and Compass shall pay to the Company an amount in cash equal to the lesser of (i) $50,000 or (ii) one-half of the Company's out-of-pocket third party expenses incurred in connection with the Merger ("Transaction Expenses").

          (iii) In the event Compass exercises its Pricing Termination Option as set forth above, the Company shall have the right to reject such termination of the Agreement by Compass (the "Termination Rejection Option") by written notice to Compass within three business days following the date on which the Company receives notice of Compass' exercise of the Pricing Termination Option to the persons and at the facsimile number(s) set forth in Section 10.7 for Compass. The effect of the exercise of such Termination Rejection Option by the Company shall be that (i) the number of New Shares to be issued by Compass as aggregate Merger Consideration shall be 350,000 shares of Compass Common Stock, and (ii) Compass shall have no obligation to pay the Transaction Expenses; provided, however, that the Closing shall have taken place within three business days following the date on which Compass receives notice of the Company's exercise of the Termination Rejection Option. If the Closing does not take place within three business days following the date on which Compass receives notice of the Company's exercise of the Termination Rejection Option, then the Pricing Termination Option previously exercised by Compass shall be null and void and of no effect, without prejudice to Compass' right to exercise such Pricing Termination Option at a later date.

          (iv) The aggregate number of shares of Compass Common Stock to be exchanged for each Share, the Share Determination Market Value, and the $30.00 figure referred to above, respectively, shall be adjusted appropriately to reflect any stock dividends or splits, reclassification, recapitalization or conversion with respect to Compass Common Stock, or any other thing of value (except regular cash dividends) received or to be received by holders of Compass Common Stock, when the record date or payment occurs prior to the Effective Time.

     (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

     (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

      SECTION 1.7 Shareholders' Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

     (b) require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) include in the Proxy Statement (defined in paragraph (d) below) the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

      SECTION 1.8   Registration of the Compass Common Stock.

     (a) Compass shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

     (b) Within 30 days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in SEC Rule
405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

      SECTION 1.9 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, but no earlier than January 1, 1998, the Company and Compass Texas shall execute and deliver the Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

      SECTION 2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      SECTION 2.2   Exchange of Shares.

     (a) Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company, New York, New York (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to
Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by Article 5.12 of the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Former shareholders of the Company shall be entitled to vote after the Effective Time at any meeting of Compass shareholders the number of shares of Compass Common Stock into which their Shares are converted, regardless of whether such shareholders have exchanged their Certificates. Immediately after the Effective Time, shareholders of the Company shall be entitled to dividends with respect to shares of Compass Common Stock received by them in the Merger, provided that, no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor.

     (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing. Disclosure of any information on one Schedule constitutes disclosure of such information on all Schedules under the terms of this Agreement.

      SECTION 3.1 Organization and Qualification. The Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas and all laws, rules, and regulations applicable to bank holding companies. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and is a member of the Federal Reserve System. Each of the Company and its Subsidiaries (as defined in Section 10.13(a)) has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The Company does not own or control any Affiliate (as defined in Section 3.17) other than the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Company's Subsidiaries are duly qualified or licensed to do business and are in good standing in the State of Texas. The nature of the business of the Company and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

      SECTION 3.2 Company Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of (a) 5,000,000 shares of Company Common Stock, of which 302,618 shares are issued and outstanding, and 40,004 of which are held in treasury, and (b) 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Undesignated Preferred Stock"), none of which are outstanding. The terms of the Undesignated Preferred Stock are described in Schedule 3.2 hereto. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

      SECTION 3.3 Subsidiary Capitalization; Other Securities. All of the issued and outstanding shares of the capital stock of the Company's Subsidiaries
(i) are duly authorized, validly issued, fully paid and, except as provided in the National Bank Act, nonassessable, (ii) except as referred to in Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock of its Subsidiaries. Set forth on
Schedule 3.3 hereto is a list of all equity ownership by the Company or its Subsidiaries for the account of the Company or its Subsidiaries in any other person other than the Bank (the "Other Securities"). The Company or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

      SECTION 3.4 Authority Relative to the Agreement. The Company has full corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or By-Laws of the Company or its Subsidiaries.

      SECTION 3.5 No Violation. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Banking Commissioner of Texas ("Commissioner") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

      SECTION 3.6 Consents and Approvals. The Company's Board of Directors (at a meeting called and duly held) has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the FDIC and the Commissioner and holders of Shares under the TBCA.

      SECTION 3.7 Regulatory Reports. Except as set forth on Schedule 3.7, the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the OCC, the Commissioner, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information listed on Schedule 3.7.

      SECTION 3.8 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Securities Act of the State of Texas, the National Bank Act, the Texas Banking Act, and all other applicable laws or were exempt from any such registration requirements.

      SECTION 3.9 Financial Statements. The Company has provided Compass with a true and complete copy of the audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1996 and 1995, plus consolidating financial statements of the Company's Subsidiaries, and the consolidated statements of financial position of the Company and its Subsidiaries as of March 31 and June 30, 1997 and the related consolidated statements of income, shareholders' equity and changes in cash flows for the three and six-month periods ended March 31 and June 30, 1997 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), plus all consolidating financial statements for its Subsidiaries (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the OCC, the Commissioner, and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after June 30, 1997. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      SECTION 3.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10, since June 30, 1997 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

     (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect (as defined in Section 10.13(b));

     (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

     (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

     (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' budgets consistent with prior practices (provided that for calendar year 1998, the budget contains normal procedures for officer and employee compensation increases which cumulative increases do not exceed 4% of the aggregate current annualized salaries of officers and employees), granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (n) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

      SECTION 3.11 Company Indebtedness. The Company has delivered to Compass true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, other than deposits ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

      SECTION 3.12 Litigation. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries.

      SECTION 3.13 Tax Matters. The Company and its Subsidiaries have duly filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      SECTION 3.14 Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or its Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or its Subsidiaries (referred to as ("Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of

ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company, any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, any Company Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor any Company Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement,
(ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or
(iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit

Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any Company Subsidiary (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

      SECTION 3.15 Employment Matters. Except as disclosed on Schedule 3.15, neither the Company nor any Company Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

      SECTION 3.16 Leases, Contracts and Agreements. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or any of its Subsidiaries in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $25,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

      SECTION 3.17  Related Company Transactions.  Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      SECTION 3.18 Compliance with Laws. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is in default in respect to or is in material violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC, the

FDIC or the Commissioner; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

      SECTION 3.19 Insurance. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

      SECTION 3.20 Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the sufficiency of the collateral securing or the collectibility of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed on Schedule 3.20, the Company's Subsidiaries have no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

      SECTION 3.21 Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

      SECTION 3.22  Patents, Trademarks and Copyrights.  Except as set forth in
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

      SECTION 3.23  Environmental Compliance.  Except as set forth in Schedule
3.23:

     (a) The Company, its Subsidiaries and any property owned or operated by any of them are in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or
(3) which could have a Material Adverse Effect upon the Company or any Company Subsidiary;

     (b) Neither the Company nor any Subsidiary currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, or, to the knowledge of the Company or any Company Subsidiary, any potential or threatened Proceeding under any Environmental Law;

     (c) There are no Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither the Company nor any Company Subsidiary has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

     (d) There are no actions or Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or any Company Subsidiary have been disposed, treated or stored;

     (e) There is no Property for which the Company or any Company Subsidiary is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

     (f) Neither the Company nor any Company Subsidiary has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

     (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below); and

     (j) The Company and its Subsidiaries have fully complied with the guidelines issued by the OCC contained in Section 213.1 of the Comptroller's Handbook for National Bank Examiners, and any other governmental authority with jurisdiction over the Company and its Subsidiaries, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws.

     (k) For purposes of this Section 3.23 and Section 6.10, "Property" includes (1) any property (whether real or personal) which the Company or any Company Subsidiary currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or any Company Subsidiary or property currently proposed as security for loans or other credit the Company or any Company Subsidiary is currently evaluating whether to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 3.23 shall be limited to the knowledge of the Company.

      SECTION 3.24 Regulatory Actions. Except as set forth on Schedule 3.24, there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the FRB, the OCC, the FDIC, the Commissioner, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

      SECTION 3.25  Title to Properties; Encumbrances.  Except as set forth on
Schedule 3.25, the Company and each of its Subsidiaries has unencumbered, good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

      SECTION 3.26 Shareholder List. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of July 1, 1997 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

      SECTION 3.27 Proxy Statement. None of the information supplied or to be supplied by the Company or its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or any of its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      SECTION 3.28 Dissenting Shareholders. The Company and its Subsidiaries have no knowledge of any plan or intention on the part of Company shareholders owning in the aggregate 5% or more of the Shares to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

      SECTION 3.29 Section 368 Representations. (a) There is no plan or intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.29, shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has provided to Compass true and correct copies of statements received from each 1% Shareholder with respect to his plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger, and has set forth on Schedule 3.29 all knowledge of the Company and its Subsidiaries about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

     (c) Neither Compass nor Compass Texas will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) Except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger.
Schedule 3.29 sets forth all transactions in the capital stock of the Company since March 31, 1996.

     (e) The liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (f) The Company will pay its own expenses which are incurred in connection with the Merger and neither the Company nor Compass will pay any personal expenses of the Company's shareholders which are incurred in connection with the Merger.

     (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      SECTION 3.30 Employee Stock Options. Except as set forth on Schedule 3.30, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary.

      SECTION 3.31 Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

     SECTION 3.32 Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES
                                  OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

      SECTION 4.1   Organization and Authority.

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     (b) Compass is a bank holding company under its Subsidiaries Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      SECTION 4.2 Authority Relative to Agreement. Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Commissioner will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      SECTION 4.3 Financial Reports. Compass has previously furnished the Company a true and complete copy of (i) the 1996 Annual Report to Shareholders, which report (the "Compass 1996 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994 and
(ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1997 (the "Quarterly Report") which report includes among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, 1997 and 1996, respectively, and the related unaudited consolidated statements of income and cash flows for the three-month period ending March 31, 1997 and 1996. The financial statements contained in the Compass 1996 Annual Report and such Quarterly Report have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1996 and 1995 contained in the Compass 1996 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, 1997 and 1996, contained in Compass' Quarterly Report, fairly presents the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1996 Annual Report or Compass' Quarterly Report is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.4 Capitalization. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of April 30, 1997, Compass had 64,242,434 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

      SECTION 4.5 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of Articles of Merger under the TBCA, the filing of the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the Commissioner and the FDIC.

      SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by Compass, or, to the best knowledge of Compass, any of its directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      SECTION 4.7 Availability of Compass Common Stock. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

      SECTION 4.8 Representations Not Misleading. No representation or warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE V.

                           COVENANTS OF THE COMPANY

      SECTION 5.1 Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file with the FRB, the OCC, the Commissioner, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

     (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

     (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

     (l) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement; and

     (m) provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

      SECTION 5.2 Negative Covenants of the Company. Except with the prior written consent of Compass (which shall not be unreasonably withheld) or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

     (a) make any amendment to its articles of incorporation or association or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or its Subsidiaries' budgets consistent with prior practices (provided that for calendar year 1998, the budget contains normal procedures for officer and employee compensation increases which cumulative increases do not exceed 4% of the aggregate current annualized salaries of officers and employees), grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to the Company permitted by Section 6.12;

     (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

     (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

     (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business, consistent with existing practice, and in accordance with prudent banking practices;

     (t) sell or contract to sell any part of the Company's or its Subsidiaries' premises;

     (u)  change any fiscal year or the length thereof;

     (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto; or

     (w)  prepay in whole or in part the Company Indebtedness; or

     (x) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section
5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

      SECTION 6.1 Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information.

      SECTION 6.2 Filing of Regulatory Approvals and SEC Filings. As soon as reasonably practicable, Compass shall file all notices and applications to the FRB, the OCC, the Commissioner and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank, Houston, Texas, ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications. As soon as reasonably practical, Compass shall file with the SEC a Registration Statement on Form S-4 and make any required filings with the state securities authorities and take any other required actions to cause the Registration Statement and any state securities filings to become effective.

      SECTION 6.3 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      SECTION 6.4 Company Indebtedness. Prior to the Effective Time, the Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

      SECTION 6.5 Best Good Faith Efforts. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      SECTION 6.6 Exclusivity. The Company shall not solicit, entertain or negotiate with respect to any offer to acquire the Company or any of its Subsidiaries from any other person. During the term of this Agreement, neither the Company nor any of its Subsidiaries shall provide information to any other person in connection with a possible acquisition of the Company or any of its Subsidiaries. Immediately upon receipt of any such unsolicited offer, the Company will communicate to Compass the terms of any proposal or request for information and the identity of parties involved.

      SECTION 6.7 Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

      SECTION 6.8 Employee Benefit Plans. Compass presently intends that, after the Merger, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or its Subsidiaries immediately prior to the Merger. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries' employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or any of its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company or Company Subsidiary employee. For purposes of determining each Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Company Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or its Subsidiaries vacation policies in effect as of January 1, 1996.

     (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before, but effective as of the Effective Time, the Company and its Subsidiaries may take such actions as may be necessary to cause each individual employed by the Company and its Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

      SECTION 6.9 Merger of Bank. Compass presently intends to cause its Subsidiaries to merge into Compass Bank immediately after the Merger, and the Company agrees to cause its Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of its Subsidiaries into Compass Bank immediately after the Closing.

      SECTION 6.10 Environmental Matters. (a) Compass and its consultants, agents and representatives, shall have the right to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time subject to Section 6.10(d) below.

     (b) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion.

     (c) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or its Subsidiaries acquires a security interest between the date hereof and the Closing Date, scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property and the compliance with which shall be acceptable to Compass in its sole discretion.

     (d) Compass shall notify the Company of any physical inspections of Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass.

     (e) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party.
Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries for making any report of such results to any governmental authority.

     (f) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

      SECTION 6.11 Proxies. The Company acknowledges that the persons listed in Schedule 6.11 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D.

      SECTION 6.12 Cooperation on Texas Receipts. The Company and Compass agree to cooperate in good faith and to use their best efforts, and the Company agrees to take action reasonably requested by Compass, so as to cause the Company not to have any Texas gross receipts, including dividends from its Subsidiaries, for purposes of Texas franchise taxes after the date of incorporation of Compass Texas.

      SECTION 6.13 Exchange Agreement. Immediately prior to the Effective Time, the Company and Compass agree to enter into, and Compass agrees to cause Compass Texas to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

      SECTION 6.14 Director and Officer Indemnification. Compass agrees to permit the Company to obtain an extended reporting period (otherwise known as "tail coverage") under the Company's existing director's and officer's liability policy; provided, however, that the premium expense for such extended reporting period shall not exceed $20,000. Compass agrees that all rights to indemnification that the directors and officers of the Company and the Bank have pursuant to the Articles of Incorporation or Association (and their respective Bylaws as of the date of this Agreement) of the Company and the Bank shall survive the Merger four (4) years from the Effective Time and shall continue in full force and effect. Nothing contained in this Section 6.14 shall require Compass to indemnify any person who was a director or officer of the Company or the Bank to a greater extent than the Company or the Bank is, as of the date of this Agreement, required to indemnify any such person. The indemnification provisions currently contained in the Articles of Incorporation and Bylaws of the Company and the Bank shall not be amended after the date hereof.

      SECTION 6.15 Exercise of Convertible Securities. The Company shall use its best efforts to cause each holder of outstanding warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares (collectively, the "Convertible Securities") to exercise or convert such Convertible Securities in full prior to the Effective Time.

      SECTION 6.16 Inclusion of the Company. Compass agrees that it will not agree to any provision in a merger agreement or other agreement that would impede the ability of the Company and Compass to consummate the Merger.

      SECTION 6.17 Periodic Filings. From the date hereof to the Effective Date, Compass shall deliver to the Company, when reasonable available copies of its periodic reports filed under the Securities Act and the Exchange Act.

      SECTION 6.18 Rule 144. From and for a period of three years after the Effective Time, Compass shall file all reports with the SEC necessary to permit the stockholders of the Company who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of the Company Common Stock to sell Compass Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Compass is otherwise obligated to file such reports with the SEC.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

      SECTION 7.2 Conditions to the Obligations of Compass and Compass Texas to Effect the Merger.

     The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries;

     (d) the directors of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank) and shall have delivered to Compass their resignations as directors of the Company and its Subsidiaries;

     (e) the officers of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with the Company or its Subsidiaries and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank);

     (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

     (g) the holders of no more than 5% of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (h) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (i) the aggregate principal amount of all Company Indebtedness shall not exceed $43,000;

     (j) Compass shall have received from holders of the Company's capital stock receiving at least 50% of the total Merger Consideration a representation that they have no present plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger.

     (k) Compass shall have received an opinion of counsel satisfactory to it and addressed to Compass and the Company that the Merger will qualify as a reorganization under Section 368(a) of the Code;

     (l) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (m) Compass shall have determined, in its sole judgment, that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

     (n) all warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time; and

     (o) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Secretary or Cashier of the Company and its Subsidiaries, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g), (i) and (n).

      SECTION 7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

     (c) the Company shall have received the opinion of counsel to Compass and Compass Texas acceptable to it, as to the matters set forth on Exhibit E attached hereto;

     (d) there shall not have occurred a Material Adverse Effect with respect to Compass;

     (e) the Company and its Subsidiaries shall have delivered to the directors of the Company and its Subsidiaries an instrument in the form of Exhibit F attached hereto dated the Effective Time releasing such directors from any and all claims of the Company and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by this Agreement; and

     (f) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                  ARTICLE VII

                        TERMINATION; AMENDMENT; WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect; (ii) the Company's material breach of any representation or warranty set forth in Section 3.23; (iii) the factual substance of any warranties set forth in Section 3.23 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of the Company; (iv) if there shall be a breach of Section 6.10(a), (b) or (c); (v) pursuant to the provisions of Section 1.6(b), or (vi) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by Compass;

     (c) by the Company if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by the Company;

     (d) by Compass or the Company if the Effective Time shall not have occurred on or before February 28, 1998; or

     (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

      SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Sections 6.10, 8.2, 9.1, 10.1 and 10.8. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

      SECTION 8.3 Amendment. (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (b) The parties hereto hereby agree to enter into an amendment of this Agreement in substantially the form of Exhibit G attached hereto for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit H attached hereto.

      SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                                   SURVIVAL

      SECTION 9.1 Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                  ARTICLE X.

                                 MISCELLANEOUS

      SECTION 10.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses incurred by the Company and its Subsidiaries shall not exceed $175,000. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

      SECTION 10.2 Brokers and Finders. All negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      SECTION 10.3 Entire Agreement; Assignment; Compass Successors. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations. This Agreement shall be binding upon Compass' successors and assigns.

      SECTION 10.4 Further Assurances. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      SECTION 10.5 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      SECTION 10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 72046
          Telecopy No.:  (713) 993-8500
     with copies to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:

          Bradley F. Bracewell
          Chairman and Chief Executive Officer
          First University Corporation
          3633 Rice Boulevard
          Houston, Texas  77005
          Telecopy No.:  (713) 668-2967

     with a copy to:

          William T. Luedke IV
          Bracewell & Patterson
          2900 South Tower
          711 Louisiana
          Houston, Texas  77002
          Telecopy No.:  (713) 221-1212

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

      SECTION 10.9 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13   Certain Definitions.

     (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and its Subsidiaries taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water

Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Company and its Subsidiaries are understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Company or its Subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                             COMPASS BANCSHARES, INC.



By      /s/ Daniel B. Graves        By     /s/ Garrett R. Hegel
   ---------------------------         ----------------------------
  Its: Assistant Secretary           Its: Chief Financial Officer



ATTEST:                             FIRST UNIVERSITY CORPORATION



By    /s/ Debbie Darileh            By     /s/ Bradley Bracewell
  ---------------------------          -----------------------------
  Its: Assistant Secretary            Its: President


H1995A/150524-7

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT
                    ---------------------------------------

     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of _________, 1997 by and between Compass Bancshares, Inc. ("Compass"), First University Corporation (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated ______________, 1997 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $1.00 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with any additional requirements for Compass' accounting for the Merger as a pooling of interests, including without limitation any new requirements imposed by the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the respective rules and regulations thereunder.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 1997 which restricts any sale or other transfer of such shares prior to the earlier to occur of (i) the public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of ___________ and Compass Bancshares, Inc or (ii) [insert due date of next Quarterly Report on Form 10-Q or Annual Report on Form 10-K that will contain required combined financial results]. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                              COMPASS BANCSHARES, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________

                              FIRST UNIVERSITY CORPORATION


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________


                              _____________________________________
                              Signature of Shareholder


                              _____________________________________
                              Printed Name of Shareholder



Pooling Transfer Restrictions Agreement
H1995A\150570-2

                                   EXHIBIT B

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

     This Exchange Agent Agreement, dated as of _______, 1998, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), __________________, a Delaware corporation ("Compass Texas"), First University Corporation, a Texas corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of ________, 1997 ("Merger Agreement") among Compass, Compass Texas and the Company, the Company shall, at the Effective Time, be merged with Compass Texas. The name of the surviving corporation shall be Compass Texas Acquisition Corp. ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the Common Stock, par value $_____ per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ______________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

          (b)  Acceptance of Certificates.

          (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as Exhibit B hereto. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding;

     provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                         Compass Bancshares, Inc.
                         701 South 20th Street
                         Birmingham, Alabama 35233
                         Attn: Michael A. Bean
                         Telephone No. (205) 558-5740

          (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d) Compass Common Stock. Compass Texas and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Texas and the Company as follows:

               (i) Company Common Stock. Each holder of Company Common Stock shall receive Merger Consideration equal to ______ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

               (ii) Fractional Shares. For each fractional share of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

               As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.

               (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

               (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

               (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

               (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

               (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

     4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

     5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

     6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

     7. Payment of Amounts Due Dissenting Shareholders. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Texas Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

     8. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

     9. Investment of Exchange Fund. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

     10. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

     11. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

     12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

     13. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

     If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
                 Associate General Counsel

     If to the Exchange Agent:

          Continental Stock Transfer & Trust Company
          2 Broadway, 19th Floor
          New York, New York 10004
          Attn: Steven G. Nelson
                Chairman of the Board

     If to the Company prior
     to the Effective Time:

          First University Corporation
          3633 Rice Boulevard
          Houston, Texas  77005
          Attn.:  Bradley F. Bracewell
                  Chairman and Chief Executive Officer

     If to Compass Texas or, following
     the Effective Time, the
     Surviving Corporation:

          _________________________
          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

     16. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                              COMPASS BANCSHARES, INC.


                              By:________________________________________
                              Name:______________________________________
                              Title:_____________________________________


                              FIRST UNIVERSITY CORPORATION


                              By:________________________________________
                              Name:______________________________________
                              Title:_____________________________________


                              CONTINENTAL STOCK TRANSFER & TRUST
                               COMPANY


                              By:________________________________________
                              Name:______________________________________
                              Title:_____________________________________


                              _______________________________


                              By:________________________________________
                              Name:______________________________________
                              Title:_____________________________________

Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

Exchange Agent Agreement
H1995A\150619-2

                                   EXHIBIT A

                             LETTER OF TRANSMITTAL

           For Shares of Common Stock of First University Corporation Delivered Pursuant to the Agreement and Plan of Merger dated as of ________,
                                     1997

By Mail or Overnight Delivery Service to the Exchange Agent:      Continental Stock
                                                                  Transfer & Trust Company
                                                                  2 Broadway, 19th Floor
                                                                  New York, New York 10004
                                                                  Attention:  Reorganization Department

                       DESCRIPTION OF SHARES SURRENDERED
                       ---------------------------------
Gentlemen:

     I, as the registered holder of the below described Shares of First University Corporation ("Company") hereby surrender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of ______________, as amended ("Merger Agreement"), by and between Compass, ______________________________. ("Compass Texas"), and the Company in exchange for ____ shares of Compass Common Stock for each Share so surrendered. I hereby acknowledge receipt of the Proxy Statement dated__________, 1997, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Texas that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that Continental Stock Transfer & Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

===============================================================================================================
 Name, Address and Social Security Number of Registered Holders |            Certificate(s) Surrendered
(correct if wrong)                                              |
---------------------------------------------------------------------------------------------------------------
                                                                | Certificate Number(s)   Total Number of Shares
                                                                |                              Represented
                                                                |                            by Certificate(s)
                                                                | ____________________     ____________________
                                                                | ____________________     ____________________
                                                                | ____________________     ____________________
                                                                |
                                                                |
                                                                | Total Shares           _____________________
                                                                |
===============================================================================================================

                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter in the space below

SIGNATURES     _________________________________                     Date___________________________________
               _________________________________                     Date___________________________________
Printed Name(s)_________________________________           TIN or SSN#______________________________________
               _________________________________
Capacity (Full Title)___________________________
Address             ____________________________

(Include Zip Code)  ____________________________           Area Code and Telephone No. _____________________

================================================================================

  NEW CERTIFICATES TO BE ISSUED IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below ( You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.) (Assignees must execute the Substitute W-9 enclosed):

                          Name and Address of Assignee
                          ----------------------------

Name:________________________________   Taxpayer I.D. No. or
       (Type or print full name)        Social Security No.:____________________
Address:________________________________________________________________________
City, State, Zip Code:__________________________________________________________

================================================================================

                 GUARANTEE OF SIGNATURES   (See Instruction 1.)
                                            -----------------

AUTHORIZED SIGNATURE       __________________________   Date______________, 1997
Printed Name               __________________________
Title                      __________________________   PLACE MEDALLION GUARANTY IN SPACE BELOW
Name of Firm               __________________________
Address                    __________________________
                           __________________________   Area Code and Telephone No.___________

================================================================================

================================================================================
    PLEASE COMPLETE SUBSTITUTE FORM W-9. IT IS THE LAST FORM IN THIS PACKAGE
================================================================================



                       LETTER OF TRANSMITTAL INSTRUCTIONS

     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURES; SIGNATURE GUARANTEES. Please send all certificates for Shares to the Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by a participant in a Securities Transfer Association recognized signature program. If Compass wishes to have your signature guaranteed, you will be notified by separate letter.

          If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different
registrations of certificates.   If the tendered certificates are owned of
record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding evidence of authority, requests for assistance or additional copies of the Letter of Transmittal may be referred to the Reorganization Department of the Exchange Agent, at (212) 509-4000, extension 535.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

     2. ISSUANCE OF COMPASS COMMON STOCK AND PAYMENT FOR FRACTIONAL SHARES. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $_____ per share.

     3. TRANSFERS. If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

     4. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     5. LOST CERTIFICATES. If your share certificates are lost, contact the Exchange Agent in writing for further instructions.


                           IMPORTANT TAX INFORMATION

     Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding in which event Compass will be required to withhold 31% of any payments made to the shareholder.

     Exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

                            COMPASS BANCSHARES, INC.

                              SUBSTITUTE FORM W-9
                           DEPARTMENT OF THE TREASURY
                            INTERNAL REVENUE SERVICE

                         Taxpayer Identification Number

                                                                                  ----------------------------
PART 1  -    PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER IN THE BOX AT     |                           |
             NUMBER IN THE BOX AT RIGHT AND CERTIFY BY                            -----------------------------
             SIGNING AND DATING BELOW                                             Social Security Number or
                                                                                  Employer Identification
                                                                                  Number


PART 2 -  CHECK THE FOLLOWING BOX IF YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING             -------------
          UNDER THE PROVISIONS OF SECTION 3406(A)(1)(C) OF THE INTERNAL REVENUE CODE       |            |
          BECAUSE (1) YOU HAVE NOT BEEN NOTIFIED THAT YOU ARE SUBJECT TO BACKUP             ------------
          WITHHOLDING AS A RESULT OF FAILURE TO REPORT ALL INTEREST OR DIVIDENDS OR
          (2) THE INTERNAL REVENUE SERVICE HAS NOTIFIED YOU THAT YOU ARE NO LONGER
          SUBJECT TO BACKUP WITHHOLDING.


PART 3 -  Check the following box if you are awaiting a Taxpayer Identification Number.    -------------
                                                                                           |            |
                                                                                            ------------

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

BY CHECKING THE BOX IN PART 3, I CERTIFY UNDER PENALTIES OF PERJURY THAT A TAXPAYER IDENTIFICATION NUMBER HAS NOT BEEN ISSUED TO ME, AND EITHER (A) I HAVE MAILED OR DELIVERED AN APPLICATION TO RECEIVE A TAXPAYER IDENTIFICATION NUMBER TO THE APPROPRIATE INTERNAL REVENUE SERVICE CENTER OR SOCIAL SECURITY ADMINISTRATION OFFICE, OR (B) I INTEND TO MAIL OR DELIVER AN APPLICATION IN THE NEAR FUTURE. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE:  _______________________________________
DATE:_______________________________________
PRINTED NAME:_____________________________________
ADDRESS:_____________________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
      WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

______________________________________________________________________________


            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.-- -Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.


----------------------------------------------------        -------------------------------------------------------------
                                GIVE THE SOCIAL                                                 GIVE THE EMPLOYER
FOR THIS TYPE OF ACCOUNT:       SECURITY NUMBER               FOR THIS TYPE OF ACCOUNT:         IDENTIFICATION
                                OF ---                                                          NUMBER OF ---
----------------------------------------------------        -------------------------------------------------------------

1.  An individual's account     The individual                 9.  A valid trust, estate, or    The legal entity (Do not
                                                                   pension trust                furnish the identifying number
2.  Two or more individuals     The actual owner of the                                         of the personal representative
    (joint account)             account or, if combined                                         or trustee unless the legal
                                funds, any one of the                                           entity itself is not
                                individuals (1)                                                 designated in the account
                                                                                                title.) (5)
3.  Husband and wife (joint     The actual owner of the
     account)                   account or, if joint funds,
                                either person(1)

4.  Custodian account of a      The minor(2)                   10. Corporate account            The corporation
    minor (Uniform Gift to
    Minors Act)


5.  Adult and minor (joint      The adult or, if the minor     11.  Religious, charitable, or        The organization
     account)                   is the only contributor, the        educational organization
                                minor(1)                            account

                                                               12.  Partnership account held         The partnership
                                                                    in the name of the business


6.  Account in the name of      The ward, minor, or            13.  Association, club, or other      The organization
    guardian or committee       incompetent person (3)              tax-exempt organization
    for a designated ward,
    minor, or incompetent
    person

7.  a  The usual revocable      The grantor-trustee(1)         14.  A broker or registered           The broker or nominee
       savings trust account                                           nominee
       (grantor is also trustee)

    b  So-called trust          The actual owner(1)            15.  Account with the                 The public entity
       account that is not a                                           Department of Agriculture
       legal or valid trust                                            in the name of a public
       under State law                                                 entity (such as a State or
                                                                       local government, school
8.  Sole proprietorship         The owner(4)                           district, or prison) that
    account                                                            receives agricultural
                                                                       program payments

----------------------------------------------------        -------------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.


            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                     PAGE 2

OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't          .Payments described in section 6049(b)(5) to nonresident
know your number, obtain Form SS-5, Application for a Social              aliens.
Security Number Card, or Form SS-4, Application for Employer             .Payments on tax-free covenant bonds under section
Identification Number, at the local office of the Social Security         1451.
Administration or the Internal Revenue Service and apply for a           .Payments made by certain foreign organizations.
number.                                                                  .Payments made to a nominee.
                                                                         Exempt payees described above should file Form W-9 to
PAYEES EXEMPT FROM BACKUP WITHHOLDING                                    avoid possible erroneous backup withholding.  FILE THIS
Payees specifically exempted from backup withholding on ALL payments     FORM WITH THE PAYER.  FURNISH YOUR TAXPAYER
include the following:                                                   IDENTIFICATION NUMBER.  WRITE "EXEMPT" ON THE FACE OF
 .A corporation.                                                         THE FORM, AND RETURN IT TO THE PAYER.  IF THE PAYMENTS
 .A financial institution.                                               ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO
 .An organization exempt from tax under section 501(a), or an            SIGN AND DATE THE FORM.
  individual retirement plan.                                              Certain payments other than interest, dividends,
 .The United States or any agency or instrumentality thereof.            and patronage dividends, that are not subject to
 .A State, the District of Columbia, a possession of the United          information reporting are also not subject to backup
  States, or any subdivision or instrumentality thereof.                 withholding.  For details, see the regulations under
 .A foreign government, a political subdivision of a foreign             sections 6041, 6041A(a), 6045 and 6050A.
  government, or any  agency or instrumentality thereof.                 PRIVACY ACT NOTICE.--Section 6109 requires most recipient
 .An international organization or any agency, or instrumentality        of dividend, interest or other payments to give taxpayer
  thereof.                                                               identification numbers to payers who must report the
 .A registered dealer in securities or commodities registered in         payments to the IRS.  The IRS uses the numbers for
  the U.S. or a possession of the U.S.                                   identification purposes.  Payers must be given the
 .A real estate investment trust.                                        numbers whether or not recipients are required to file
 .A common trust fund operated by a bank under section 584(a).           tax returns.  Beginning January 1, 1993, payers must
 .An exempt charitable remainder trust, or a non-exempt trust            generally withhold 31% of taxable interest, dividend,
  described in section 4947(a)(1).                                       and certain other payments to a payee who does not
 .An entity registered at all times under the Investment Company         furnish a taxpayer identification number to a payer.
  Act of 1940.                                                           Certain penalties may also apply.
 .A foreign central bank of issue.
Payments of dividends and patronage dividends not generally              PENALTIES
subject to backup withholding include the following:                     (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER
 .Payments to nonresident aliens subject to withholding under            IDENTIFICATION NUMBER.--If you fail to furnish your
  section 1441.                                                          taxpayer identification number to a payer, you are
 .Payments to partnerships not engaged in a trade or business            subject to a penalty of $50 for each such failure
  in the U.S. and which have at least one nonresident partner.           unless your failure is due to reasonable cause and not
 .Payments of patronage dividends where the amount received is           to willful neglect.
  not paid in money.                                                     (2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST
 .Payments made by certain foreign organizations.                        PAYMENTS.--If you fail to include any portion of an
 .Payments made to a nominee.                                            includible payment for interest, dividends, or patronage
Payments of interest not generally subject to backup withholding          dividends in gross income, such failure will be treated
include the following:                                                   as being due to negligence and will be subject to a
 .Payments of interest on obligations issued by individuals.             penalty of 5% on any portion of an under-payment
  Note: You may be  subject to backup withholding if this                attributable to that failure unless there is clear and
  interest is $600 or more and is paid in the course of the              convincing evidence to the contrary.
  payer's trade or business and you have not provided your               (3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT
  correct taxpayer identification number to the payer.                   TO WITHHOLDINGS.--If you make a false statement with
 .Payments of tax-exempt interest (including exempt-interest             no reasonable basis which results in no imposition
  dividends under section 852).                                          of backup withholding, you are subject to a penalty
                                                                         of $500.
                                                                         (4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.
 .Payments described in section 6049(b)(5) to nonresident                --Falsifying certifications or affirmations may subject
  aliens.                                                                you to criminal penalties including fines and/or
                                                                         imprisonment.

                                                                         FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT
                                                                         OR THE INTERNAL REVENUE SERVICE

H1995A/150620-2

                                   EXHIBIT C

                          POOLING OF INTEREST CRITERIA
                          ----------------------------


ATTRIBUTES OF COMBINING ENTERPRISES
-----------------------------------

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS
-----------------------------

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS
-------------------------------

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.



H1995A/150596-1

                                   EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------

          This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ________ __, 1997 is executed by and among First University Corporation, a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of _______ ___, 1997 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

          WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

          WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW THEREFORE, the parties hereto agree as follows:

          1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement and the proposed Amendment to Agreement and Plan of Merger set forth as Exhibit G thereto (the "Amendment").

          2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the Amendment, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the Amendment.

          3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

          4. This proxy shall be limited strictly to the power to vote the Shares at the time, for the purpose and in the manner set forth in Section 2 and shall not extend to any other matters.

          5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

          6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, (ii) February 28, 1998, or (iii) the consummation of the Merger.
In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

          7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement and the Amendment as set forth in Section 1 hereof.

          8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

          9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10. This Agreement, together with the Merger Agreement and the exhibits thereto, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.



                            [SIGNATURE PAGES FOLLOW]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              FIRST UNIVERSITY CORPORATION


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________

                              Address:

                              3633 Rice Boulevard
                              Houston, Texas  77005
                              Attention:  Mr. Bradley F. Bracewell
                                           Chairman and Chief Executive Officer


                              COMPASS BANCSHARES, INC.



                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________
                              By:_______________________________________

                              Address:

                              15 South 20th Street
                              Birmingham, Alabama 35233
                              Attention:  Mr. Daniel B. Graves
                                           Associate General Counsel



Voting Agreement and Irrevocable Proxy
H1995A/150560-4

                              SHAREHOLDERS:



                              ___________________________________
                              ___________________________________

                              Address:   _________________________
                                         _________________________


                              ____________ shares of Common Stock



                              Pledgee:   _________________________

                              Address:   _________________________
                                         _________________________

                              Loan No.:  _________________________


Voting Agreement and Irrevocable Proxy
H1995A\1505060-4

                                   EXHIBIT E

                         OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK
                          ---------------------------

     (i) the Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of the Company and the Bank is duly qualified and in good standing in Texas;

     (ii) the Company has all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iii) the authorized capital stock of the Company consists solely of 5,000,000 shares of Company Common Stock (as defined in the Agreement) of which 302,618 shares are issued and outstanding (40,0004 of which are held in the treasury) and 5,000,000 shares of Preferred Stock, none of which is outstanding; the Company is the record holder of all of the issued and outstanding capital stock of the Bank; all of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and all of the capital stock of the Bank is validly fully paid and nonassessable; and to the best of our knowledge, none of such stock was issued in violation of the preemptive rights of any person;

     (iv) to the best of our knowledge and except as set forth on Schedule 3.2 to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Company or the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

     (v) the execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under (a) the articles of incorporation or association or bylaws of the Company or the Bank,
(b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective assets or properties is bound, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or the Bank, or their respective assets or properties;

     (vi) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Texas, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

     (vii) except as set forth in Schedule 3.12 to the Agreement, to the best of our knowledge, neither the Company nor the Bank is a party to any Proceeding (as defined in the Agreement), nor to the best of our knowledge, is any Proceeding threatened against or affecting the Company or the Bank, which by the terms of the Agreement would required to be set forth in Schedule 3.12;

     (viii) to the best of our knowledge and except as set forth on Schedule
3.18 to the Agreement, neither the Company nor the Bank is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located; and

     (ix) upon consummation of the transactions contemplated by the Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger by the Secretary of State of Texas, and upon filing by the Secretary of State of Delaware of a Certificate of Merger the Merger will have been legally consummated in accordance with the laws of the States of Texas and Delaware with the consequences specified in Article 5.06 of the Texas Business Corporation Act and Section 259 of the GCL.

H1995A\150600-2

                                   EXHIBIT F

                         OPINIONS REQUIRED FROM COUNSEL
                          TO COMPASS AND COMPASS TEXAS
                          ----------------------------


     (i) Compass and Compass Texas are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Texas have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Texas are duly qualified and in good standing in the respective states where such qualification is required;

     (ii) Compass and Compass Texas each have all requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Texas (or either of them) to execute and deliver the Agreement and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Compass Texas enforceable against Compass and Compass Texas in accordance with its terms, subject to the effect of
(a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are validly issued, fully paid and nonassessable; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

     (iv) the execution and delivery by Compass and Compass Texas of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Texas, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Texas is a party or by which Compass or Compass Texas or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Texas or their respective assets or properties;

     (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Texas of the Agreement;

     (vi) to the best of our knowledge, neither Compass nor Compass Texas is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Texas or any agreement, document or instrument under which Compass or Compass Texas is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Texas or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

     (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended.



H1995A\150607-2

                                   EXHIBIT G

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                   -----------------------------------------

     This Amendment to Agreement and Plan of Merger (this "Amendment") dated as of _________________ is entered into by and among Compass Bancshares, Inc. ("Compass"), _________________ ("_____") and First University Corporation. (the "Company").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of ______________ (the "Merger Agreement");

     WHEREAS, the Merger Agreement requires that an existing or new subsidiary of Compass shall be merged with the Company, with the existing or new subsidiary being the surviving entity;

     WHEREAS, ______ is such existing or new subsidiary;

     WHEREAS, Section 8.3 of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making ______ a party thereto; and

     WHEREAS, the parties desire to otherwise amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

          2. Upon execution of this Amendment, ______ shall become a party to the Merger Agreement, shall be deemed to be Compass Texas as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Compass Texas as provided in the Merger Agreement.

          4. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

          5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

          6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.



ATTEST:                             COMPASS BANCSHARES, INC.



By:____________________________     By:_________________________________
 Its                                 Its


ATTEST:                             _____________________________________



By:____________________________     By:_________________________________
 Its                                 Its


ATTEST:                             FIRST UNIVERSITY CORPORATION


                                    By:_________________________________
By:____________________________      Its
 Its


H1995A/168241-1

                                   EXHIBIT H
                                   ---------

                   COMPASS TEXAS REPRESENTATIONS CERTIFICATE

     ____________ ("Compass Texas") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated _________________, 1997 by and between Compass Bancshares, Inc. and First University Corporation (the "Agreement").

     1. Compass Texas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

     2. Compass Texas has full corporate power and authority and no further corporate proceedings on the part of Compass Texas are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 1997 ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Compass Texas' Board of Directors. The Amendment has been duly executed and delivered by Compass Texas and is a duly authorized, valid, legally binding and enforceable obligation of Compass Texas, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Texas as may be required by statute or regulation.
Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Texas.

     3. No representation or warranty by Compass Texas in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          IN WITNESS WHEREOF, Compass Texas has executed this Certificate this _____ day of ____________, 1997.
                              _____________________________________

                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________
Compass Texas Representations Certificate
H1995A\150601-2

                                   EXHIBIT I

                               RELEASE OF CLAIMS
                               -----------------

     THIS RELEASE OF CLAIMS ("Release") dated the __ day of ______, 1998, is executed and delivered by the person executing below to First University Corporation, a Texas corporation (the "Company"), and West University Bank, National Association, a national bank, and __________, a ___________ (collectively, the "Subsidiaries").

     WHEREAS, Compass Bancshares, Inc. ("Compass") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of _____________, 1997, by and between Compass and the Company, as amended (the "Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, Compass has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including the Bank ("Subsidiaries");

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as Exhibit A or which has been scheduled and made part of the Agreement;
(ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association of the Company and its Subsidiaries.

     Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                              _______________________________________
                              Signature


                              _______________________________________
                              Printed Name


STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on ________, 1998 by
____________________.



                              _______________________________________
                              Notary Public in and for the
                              State of Texas

                              _______________________________________
                              Notary's Name Typed or Printed


                              My Commission Expires:__________________


H1995A\150612-2

                                   EXHIBIT A
                                   ---------

                                   EXHIBIT J

                               RELEASE OF CLAIMS
                               -----------------


     THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ____, 1998, is executed and delivered by First University Corporation, a Texas corporation (the "Company"), West University Bank, National Association, a national bank and ___________________, a _______________ corporation (collectively, the
"Subsidiaries").

     WHEREAS, the persons listed on Exhibit A attached hereto and made a part hereof constitute the duly elected directors ("Directors") of the Company and the Subsidiaries on the date hereof;

     WHEREAS, Compass Bancshares, Inc., a Delaware corporation ("Compass"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________, 1997 by and between Compass and the Company, as amended ("Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, the Company has required as a condition to such acquisition that the Directors be released of any claims by the Company or its Subsidiaries against the Directors;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its Subsidiaries hereby agree as follows:

     Section 1. Release. The Company and the Subsidiaries hereby RELEASE and FOREVER DISCHARGE the Directors from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Subsidiaries ever had, now have, or hereafter can, shall or may have against the Directors, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director shall be released from (i) any action arising from intentional fraud, deceit or wilful misconduct in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Subsidiaries in connection with any indebtedness or any contractual obligation or liability of such Director to the Company or the Subsidiaries existing on the date hereof.

     Section 2. Successors. This Release shall be binding upon the Company, and the Subsidiaries and their respective successors and assigns and shall inure to the benefit of the Directors and their respective heirs, devisees, administrators, executors, successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified as to any Director only by a written instrument executed by the undersigned and such Director.

     IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Release effective as of the date first above written.


                              FIRST UNIVERSITY CORPORATION


                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________



                              WEST UNIVERSITY BANK, NATIONAL
                              ASSOCIATION


                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________

                              _____________________________________


                              By:__________________________________________
                              Name:________________________________________
                              Title:_______________________________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)


     This instrument was acknowledged before me on ________, 1998 by ____________________, the ______________ of First University Corporation.


                              ----------------------------------------------
                              Notary Public in and for the
                              State of Texas


                              ----------------------------------------------
                              Notary's Name Typed or Printed


                              My Commission Expires:_________________________



STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)


     This instrument was acknowledged before me on ______, 1998 by ___________________, the __________________ of West University Bank, National
Association, a national bank.



                              ----------------------------------------------
                              Notary Public in and for the
                              State of Texas


                              ----------------------------------------------
                              Notary's Name Typed or Printed


                              My Commission Expires:_________________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF ________  (S)


     This instrument was acknowledged before me on ________, 199_ by ____________________, the ______________ of ___________________.


                              ----------------------------------------------
                              Notary Public in and for the
                              State of Texas


                              ----------------------------------------------
                              Notary's Name Typed or Printed


                              My Commission Expires:_________________________





H1995A\150614-2

                                   EXHIBIT A
                                   ---------

                                   Directors

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING STOCKHOLDERS

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     a. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if;

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

               (a) listed on a national securities exchange;

               (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or successor entity; or
               (c)  held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

          (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                    (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                    (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                    (iii)   held of record by not less than 2,000 holders;

               (b) cash in lieu of fractional shares otherwise entitled to be received; or

               (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of a merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:

     Section 17 of Article V of Compass' Bylaws provides in part as follows:

          Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "GCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

     In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the GCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compass pursuant to the foregoing provisions, or otherwise, Compass has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Compass of expenses incurred or paid by a director, officer or controlling person of Compass in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Compass will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21:  Exhibits and Financial Statement Schedules.

     An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22:  Undertakings.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 10, 1997.

                              COMPASS BANCSHARES, INC.


                              By:*
                                 -------------------------------------
                                 D. Paul Jones, Jr.
                                 Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                    DATE

  *                          Director, Chairman and Chief  December 10, 1997
---------------------------       Executive Officer
D. Paul Jones, Jr.
  *                            Chief Financial Officer     December 10, 1997
---------------------------
Garrett R. Hegel
  *                            Chief Accounting Officer    December 10, 1997
---------------------------         and Controller
Michael A. Bean
  *                                    Director            December 10, 1997
---------------------------
Charles W. Daniel
  *                                    Director            December 10, 1997
---------------------------
W. Eugene Davenport
  *                                    Director            December 10, 1997
---------------------------
Jack C. Demetree, Jr.
  *                                    Director            December 10, 1997
---------------------------
Marshall Durbin, Jr.
  *                                    Director            December 10, 1997
---------------------------
Tranum Fitzpatrick
  *                                    Director            December 10, 1997
---------------------------
George W. Hansberry, M.D.
  *                                    Director            December 10, 1997
---------------------------
John S. Stein
  *                                    Director            December 10, 1997
---------------------------
Robert J. Wright

*By: /s/ Daniel B. Graves
    -----------------------
      Daniel B. Graves,
      Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                  DESCRIPTION OF EXHIBITS
--------------                  -----------------------
       2                        Agreement and Plan of Merger by and between
                                Compass Bancshares, Inc. and First University
                                Corporation, dated as of September 25, 1997, as amended (included as Appendix I to the Proxy
                                Statement/Prospectus in Part I of this
                                Registration Statement)

       *3(a) Restated Certificate of Incorporation of the Registrant dated May 17, 1982 (Filed with the December 31, 1982 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       *3(b) Certificate of Amendment dated May 20, 1986 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 4(b) to Registration Statement on Form S-8, Registration No. 33-39095, and incorporated herein by reference) (File No. 0-6032)

       *3(c) Certificate of Amendment dated May 15, 1987 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-10797 and incorporated herein by reference) (File No. 0-6032)

       *3(d) Certificate of Amendment dated November 8, 1993 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3(d) to Registration Statement on Form S-4 Registration No. 33-51919 and incorporated herein by reference) (File No. 0-6032)

       *3(e) Certificate of Amendment, dated September 19, 1997, to the Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.5 to Registration Statement on Form S-4 Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

       *3(f) Bylaws of the Registrant (Amended and Restated as of March 15, 1982) (Filed with the December 31, 1982 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       5 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

       8 Opinion and consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., regarding tax matters

       *10(a) Compass Bancshares, Inc., 1982 Long Term Incentive Plan (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-8 filed July 15, 1983, with the Commission)

       *10(b) Compass Bancshares, Inc. 1989 Long Term Incentive Plan (filed as Exhibit 28 to Registration Statement on Form S-8 Registration (No. 39095 and incorporated herein by reference) (File No. 0-6032)

EXHIBIT NUMBER                  DESCRIPTION OF EXHIBITS
--------------                  -----------------------

       *10(c) Compass Bancshares, Inc. 1996 Long Term Incentive Plan (filed as Exhibit 4(g) to Registration Statement on Form S-8 Registration No. 333-15117 filed October 30, 1996, with the Commission and incorporated herein by reference) (File No. 0-6032)

       *10(d) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and D. Paul Jones, Jr. (filed as Exhibit 10(d) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       *10(e) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Jerry W. Powell (filed as Exhibit 10(e) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       *10(f) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Garrett R. Hegel (filed as Exhibit 10(f) to the
                                December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No.0-6032)

       *10(g) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and
                                Byrd Williams (filed as Exhibit 10(g) to the
                                December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       *10(h) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Charles E. McMahen (filed as Exhibit 10(h) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference)
                                (File No. 0-6032)

       *10(i) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and G. Ray Stone (filed as Exhibit 10(i) to the Registration Statement on Form S-4 Registration No. 333-15373 filed November
                                1, 1996 with the Commission and incorporated herein by reference) (File No. 0-6032)

       *13(a) The Registrant's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6032)


       *13(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
                                (File No. 0-6032)

       *13(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997
                                (File No. 0-6032)

       *13(d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997
                                (File No. 0-6032)

       21                       List of Subsidiaries of Compass Bancshares, Inc.

EXHIBIT NUMBER                  DESCRIPTION OF EXHIBITS
--------------                  -----------------------

       23(a) Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants--Compass
                                Bancshares, Inc.

       23(b) Consent of Deloitte & Touche LLP, Independent Auditors--First University Corporation

       23(a) Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in the opinion in Exhibit 8)

       24(a)                    Power of Attorney

       24(b)                    Compass Board of Directors Resolutions

       99(a)                    Notice of Special Meeting of Shareholders of
                                First University

       99(b)                    Form of Proxy for Special Meeting of
                                Shareholders of First University

       99(c)                    Chairman's letter to First University
                                Shareholders
__________________________
*  Incorporated by reference